                                                                    Exhibit 2.2


DATED                                                               2000
-------------------------------------------------------------------------------



                        (1)    C.I. LAW TRUSTEES LIMITED

                        (2)    WARM WOOL AND PILE LIMITED

                                            -and-

                        (3)    AETHER SYSTEMS, INC.




                    ----------------------------------------

                                    SHARE PURCHASE AGREEMENT
                                       - relating to -
                                      IFX Group Limited

                    ----------------------------------------




                           Wilmer, Cutler & Pickering
                                4 Carlton Gardens
                                 London SW1Y 5AA
                               +44 (20) 7872 1000

                                      INDEX

CLAUSES                                                                                        PAGE NO.
-------                                                                                        --------
1.     INTERPRETATION................................................................................1
2.     SALE AND PURCHASE.............................................................................7
3.     COMPLETION....................................................................................8
4.     WARRANTIES...................................................................................12
5.     WARRANTY LIMITATIONS.........................................................................14
6.     INDEMNIFICATION..............................................................................14
7.     RETENTION....................................................................................15
8.     CONFIDENTIALITY..............................................................................18
9.     ANNOUNCEMENTS, ETC...........................................................................18
10.    COSTS........................................................................................18
11.    ASSIGNMENT...................................................................................19
12.    EFFECT OF COMPLETION.........................................................................19
13.    ENTIRE AGREEMENT.............................................................................19
14.    WAIVER, AMENDMENT............................................................................19
15.    FURTHER ASSURANCES...........................................................................20
16.    PAYMENTS.....................................................................................20
17.    TRUSTEE'S UNDERTAKING........................................................................20
18.    NOTICE.......................................................................................21
19.    COUNTERPARTS.................................................................................22
20.    GOVERNING LAW AND SUBMISSION TO JURISDICTION.................................................22
21.    INVALIDITY...................................................................................22
Schedule 1  Part 1: Particulars relating to the Company.............................................24
Schedule 1  Part 2:  Particulars relating to Subsidiaries IFX (UK) Limited..........................25
Schedule 2  Part 1:  Ownership of Shares of the Company.............................................33
            Part 2 : Ownership of Shares of the Subsidiaries and Intext.............................33
Schedule 3  Warranties..............................................................................35
Schedule 4  Tax Deed................................................................................64


Schedule 5  The Properties..........................................................................76
Schedule 6  Limitations of Liability................................................................79


Exhibit A..................................................................................Option Deed


THIS AGREEMENT is made the                                   day of April 2000

BETWEEN:-

(1) C.I. LAW TRUSTEES LIMITED, a company registered in Jersey, whose registered office is at Westaway Chambers, 39 Don Street, St. Helier, Jersey ("CILT");

(2) WARM WOOL AND PILE LIMITED, a company registered in Belize, whose registered office is at 60 Market Square, Belize City, Belize ("WWP");

(each a "Seller" and together the "Sellers");

and

(3) AETHER SYSTEMS, INC. of 1460 Cronridge Drive, Owings Mills, MD 2117, U.S.A. (the "Purchaser").

WHEREAS:-

(A) IFX Group Ltd is a private limited company incorporated in England under the Companies Acts under number 03224875 ("the Company"), having an authorised and issued share capital as specified in Part 1 of Schedule 1.

(B) IFX Group Ltd has direct and an indirect subsidiaries, and a shareholding in Intext IFX Pte Limited, as detailed in Schedule 2.

(C) The Sellers are the registered holders, and are able to procure the transfer, free from all liens, charges and encumbrances, of all of the issued and outstanding shares in IFX Group Ltd.

(D) The Sellers wish to sell, and the Buyer wishes to purchase, all such shares.

(E) Each of CILT and WWP have made warranties to the Purchaser in the terms of the warranties set out in this Agreement, subject only as provided in this Agreement and the Disclosure Letter, with the intent that the Purchaser should rely, and the Purchaser does rely, on such warranties in entering into this Agreement.

(F) CILT is holding those of the Shares registered in its name on behalf of the Trust. CILT is the trustee of the Trust.

IT IS HEREBY AGREED as follows:-

1.      INTERPRETATION

        1.1. The following provisions shall, unless the context otherwise requires, have effect for the interpretation of this Agreement.

        1.2. The following words and expressions shall have the following meanings:-


                "Accounts Date"                      30 June 1999;

                "Account Holders"                    has the meaning set out in Clause 7.1;

                "Accounts"                           the audited consolidated financial statements
                                                     (comprising a consolidated balance sheet, profit and
                                                     loss account, cash flow statement, notes and directors'
                                                     report and auditors' report) of the Company and the
                                                     Group, and audited financial statements (including a
                                                     balance sheet and profit and loss account) of each of
                                                     the Subsidiaries (other than IFX France) and Intext, in
                                                     each case as at and for the financial period ended on
                                                     the Accounts Date and, in each case, copies of which
                                                     are attached to the Disclosure Letter;

                "agreed form"                        means in the form agreed between the parties and
                                                     initialled by or on behalf the parties hereto as being
                                                     "in agreed form";

                "associated company"                 has the meaning set out in sections 416 et seq. T.A.;

                "Company"                            the company described in Recital (A);

                "Completion"                         the completion of the sale and purchase of the Shares
                                                     in accordance with Clause 2;

                "Completion Date"                    the date upon which Completion takes place or, as the
                                                     context may require, is scheduled to take place;

                "connected person"                   a connected person as defined in Section 839 T.A.;

                "Deed of Covenant"                   a deed in the agreed form to be executed by the parties
                                                     thereto at Completion;

                "Disclosure Letter"                  a letter of today's date together with the attachments
                                                     thereto addressed by CILT to the Purchaser disclosing
                                                     exceptions to the Warranties;

                "Encumbrance"                        any mortgage, charge (whether fixed or floating),
                                                     pledge, lien, security interest or other third party
                                                     right or interest (legal or equitable)


                                                     over or in respect of the relevant asset,
                                                     security or right;

                "FA" or "F.(No.2)A"                  followed by a stated year mean the Finance Act or the
                                                     Finance (No. 2) Act of that year;

                "GAAP"                               generally accepted accounting principles and practices;

                "Group                               the Company and the Subsidiaries;

                "Group Company"                      the Company and/or any of the Subsidiaries;

                "holding company"                    a holding company as defined in Section 736 of the
                                                     Companies Act 1985;

                "Intellectual Property"              patents, trade marks, service marks, rights (registered
                                                     or unregistered) in any designs; applications for any
                                                     of the foregoing; trade or  business names; copyright
                                                     and topography rights; know-how; secret formulae and
                                                     processes; lists of suppliers and customers and other
                                                     confidential and proprietary knowledge and information;
                                                     rights protecting goodwill and reputation; database
                                                     rights and rights under licences and consents in
                                                     relation to such things and all rights or forms of
                                                     protection of a similar nature to any of the foregoing
                                                     or having equivalent effect anywhere in the world;

                "Intellectual Property Agreements"   agreements or arrangements relating in any way whether
                                                     wholly or partly to Intellectual Property;

                "Intext"                             Intext IFX Pte. Limited, a corporation incorporated in
                                                     Singapore with registration number 199702893E and
                                                     having its registered office at 15 Phillip Street,
                                                     08-00 Tanean Kiam Building, Singapore (048694);

                "Intext Shares"                      the shares of Intext, constituting 50% of the equity
                                                     (and holding 50% of the voting rights) of Intext, as
                                                     listed in Schedule 2;

                "ITA"                                the Inheritance Tax Act 1984 and any reference thereto
                                                     shall include any enactment replaced or modified
                                                     thereby as if Section 275 I.T.A. applied in like manner
                                                     to this Agreement;

                "IT Contracts"                       any agreements or arrangements with third parties
                                                     relating to IT Systems or IT Services, including all
                                                     hire purchase contracts or leases of Hardware owned or
                                                     used by the Company, licences of Software owned or used
                                                     by the Company, and other IT procurement;

                "IT Services"                        any services relating to the IT Systems or to any other
                                                     aspect of the Company's data processing or data
                                                     transfer requirements, including facilities management,
                                                     bureau services, hardware maintenance, software
                                                     development or support, consultancy, source code
                                                     deposit, recovery and network services;
                "IT Systems"                         Hardware and/or Software owned or used by the Company;

                "Hardware"                           any and all computer, telecommunications and network
                                                     equipment;

                "Listed Intellectual Property"       Intellectual Property referred to in the list annexed
                                                     to the Disclosure Letter;

                "Listed Intellectual Property        Intellectual Property Agreements set out in the list
                Agreements"                          annexed to the Disclosure Letter;

                "Management Accounts"                the unaudited financial statements of the Company and
                                                     the Group for the period from the Accounts Date to the
                                                     Management Accounts Date in the form enclosed with the
                                                     Disclosure Letter;

                "Management Accounts Date"           29 February 2000;

                "Payment Date"                       has the meaning set out in Clause 7.2;

                "Permitted Tax Liability"            in relation to the Trust, any taxation liability
                                                     arising out of the sale of the Shares registered in the
                                                     name of the Trustee pursuant to this Agreement;

                "Permitted Trust Liability"          in relation to the Trust, any taxation liability or any
                                                     other liability arising from the administration of the
                                                     Trust (other than any liability of the Trustee as
                                                     Seller or otherwise pursuant to this Agreement
                                                     (including, for the avoidance of doubt pursuant to the
                                                     Warranties) or the Tax Deed) and properly payable from
                                                     assets of the Trust, other than a Permitted Tax
                                                     Liability, provided that the aggregate of all such
                                                     liabilities shall not exceed US$250,000;

                "Property" or "Properties"           the property or properties full particulars of which
                                                     are set out in Schedule 5 or any part or parts thereof;

                "Purchaser's Lawyers"                Wilmer, Cutler & Pickering of 4 Carlton Gardens, London
                                                     SW1Y 5AA;

                "Retention"                          has the meaning set out in Clause 7.1;

                "Retention Account"                  has the meaning set out in Clause 7.1;

                "Sellers' Lawyers"                   CMS Cameron McKenna of Mitre House, 160 Aldersgate
                                                     Street, London EC1A 4DD;

                "Service Agreement"                  the service agreement to be entered into between Bo
                                                     Peter Hoegh Kroll and the Company in the agreed form;

                "Shares"                             the issued and allotted shares of the Company specified
                                                     in Schedule 1;

                "Software"                           any and all computer programs in both source and object
                                                     code form, including all modules, routines and
                                                     sub-routines thereof and all source and other
                                                     preparatory materials relating thereto, including user
                                                     requirements, functional specifications and programming
                                                     specifications, ideas, principles, programming
                                                     languages, algorithms, flow charts, logic, logic
                                                     diagrams, orthographic representations, file
                                                     structures, coding sheets, coding and including any
                                                     manuals or other documentation relating thereto and
                                                     computer generated works;

                "subsidiary"                         a subsidiary as defined in Section 736 of the Companies
                                                     Act 1983;

                "Subsidiary"                         a subsidiary of the Company;

                "T.A."                               The Income and Corporation Taxes Act 1988;

                "Tax Warranties"                     Those of the Warranties set out in Part J of Schedule 3;

                "Tax Deed"                           a deed to be executed by the parties thereto at
                                                     Completion in the form set out in Schedule 4;

                "T.C.G.A."                           the Taxation of Chargeable Gains Act 1992;

                "Trust Assets"                       in relation to the Trust, the aggregate of the cash
                                                     sums paid to the Trustee pursuant to Clause 3.5.4,
                                                     together with such assets as may result from the
                                                     investment of such sums less an amount equal to any
                                                     Permitted Trust Liability incurred prior to the date of
                                                     this Agreement not exceeding US$100,000;

                "Trust"                              The Sherborne Trust, a trust established under the laws
                                                     of the Island of Jersey;

                "Trust"                              The Sherbourne Trust;

                "Trustee"                            CILT;

                "V.A.T.A"                            the Value Added Tax Act 1994;

                "Warranties"                         the warranties set out in Schedule 3;



        1.3. Words, expressions and abbreviations defined in the Tax Deed shall have the same meanings in this Agreement.

        1.4. References to the parties hereto include their respective permitted assignees and/or the respective successors in title to substantially the whole of their respective undertakings and, in the case of individuals, to their respective estates and personal representatives.

        1.5. References to statutes or statutory provisions include references to any orders or regulations made thereunder and references to any statute, provision, order or regulation include references to that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time-to-time before the date hereof (subject as otherwise expressly provided in this Agreement) but provided always that this sub-clause will not operate to increase the liability of any of the Sellers in respect of any such modification, re-enactment or replacement made after the date of this Agreement.

        1.6. References to persons shall include bodies corporate and unincorporated, associations, partnerships and individuals.

        1.7. Words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders.

        1.8. Headings to clauses, sub-clauses and paragraphs and descriptive notes in brackets relating to provisions of taxation statutes are for information only and shall not form part of the operative provisions of this Agreement.

        1.9. References to Recitals, Clauses or Schedules are to recitals to, clauses of and schedules to this Agreement. References to Sections are to sections of the Warranties.

        1.10. The Recitals and Schedules form part of the operative provisions of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Recitals and the Schedules, but shall not, for the avoidance of doubt, include the Tax Deed.

2.      SALE AND PURCHASE

        2.1. Sale and Purchase: Subject to the terms and conditions of this Agreement, the Sellers shall sell with full title guarantee, and the Purchaser shall purchase, all of the Shares with effect from the commencement of business on the Completion Date free from all Encumbrances and together with all accrued benefits and rights attaching thereto.

        2.2. Waiver of rights of Pre-emption: Each of the Sellers hereby waives any rights of pre-emption or first refusal or other rights he or she may have under the articles of association of the Company or otherwise.

        2.3.    Consideration:

                2.3.1. The consideration for such sale and purchase shall be the total sum of US$85,000,000 to be satisfied as follows:-

                        a) the sum of US$5,000,000 shall be paid into the Retention Account in the manner provided in Clause 7.1 and shall be dealt with in accordance with Clause 7; and

                        b) the balance shall be paid in cash at Completion in the manner provided in Clause 3.5.4.

                2.3.2. No later than 90 days from the date of this Agreement, CILT shall receive an Option Deed, substantially similar to the one attached hereto as Exhibit A, for ordinary shares of a new entity to be formed ("Newco") in an amount equal to 1.5% of Newco's initial capitalization on a fully diluted basis with an exercise price based on a valuation of Newco of US$200 million; or if Newco has not been formed, then ordinary shares of the Company in an amount equal to 1.5% of the capitalization on a fully diluted basis of the Company on the date of this Agreement with an exercise price based on a valuation of the Company of US$100 million. Upon the formation of Newco, CILT shall immediately forfeit the Option Deed with respect to ordinary shares of the Company and shall promptly receive an Option Deed with respect to ordinary shares of Newco as set forth in this Clause 2.3.2. The grant date for purposes of the Option Deed shall be the date hereof.

3.      COMPLETION

        3.1. Location: Completion shall take place immediately following the signing of this Agreement at the offices of the Purchasers' Lawyers or at such other time or place as the Sellers and the Purchaser may agree.

        3.2. Sellers' Delivery: On Completion each of the Sellers shall deliver to the Purchaser:-

                3.2.1. transfers in common form relating to those of the Shares to be sold by him hereunder duly executed in favour of the Purchaser or its nominee;

                3.2.2.  share certificates relating to such Shares;

                3.2.3. any waivers or consents by shareholders of the Company or the Subsidiaries or other person which the Purchaser may reasonably require so as to enable the Purchaser or its nominee to be registered as the holders of the Shares;

                3.2.4. effective written resignations under seal of W. Ahlefeldt-Laurvig as director of the Company, of Nicholas St. Clair Morgan and Ian St. Clair Morgan as directors of IFX Infoforex Limited, of C.I. Law Services Limited as secretary of IFX Infoforex Limited and of Mitre Secretaries Limited as secretary of the Company and IFX (UK) Limited and from any employment of or by the Company or the Subsidiaries containing a confirmation that they have no claim against the Company or any of the Subsidiaries for compensation for loss of office or termination of employment or otherwise whether statutory or otherwise or for unpaid remuneration;

                3.2.5. the common seals, certificates of incorporation, statutory books, share certificate books, and all copies of the memorandum and articles of association of each Group Company incorporated in the United Kingdom and copies of the equivalent documents (if any) in respect of Group Companies incorporated outside the United Kingdom;

                3.2.6. all books of account and other records, cheque books and all insurance policies in any way relating to or concerning the respective businesses of each Group Company, provided that the Sellers may discharge this obligation by delivering all such items into the Purchaser's possession at the premises of each Group Company;

                3.2.7.  a counterpart of the Tax Deed duly executed by CILT;

                3.2.8. deliver to the Purchaser's Lawyers a counterpart of the service agreement of Mr. Kroll with the Company in the agreed form, duly executed by Mr Kroll;

                3.2.9. duly executed transfers of the 10 shares of 10,000 pesetas each held by W. Ahlefeldt-Laurvig in IFX Finanzas Espania S.A. in favour of the Purchaser or its nominee;

                3.2.10. share certificates relating to all of the issued shares of each of the Subsidiaries incorporated in the United Kingdom and Jersey;

                3.2.11. a release in the agreed form duly executed under seal by
                        Mr. Kroll, Mr. W. Ahlefeldt-Laurvig, Mr. F.
                        Ahlefeldt-Laurvig, Mr. Verlaine and the Sellers, in a form satisfactory to the Purchaser, releasing the Company and the Subsidiaries from any liability whatsoever (actual or contingent) which may be owing to any of them by the Company or any of the Subsidiaries except for liabilities under specified continuing service or employment, consultancy or similar contracts between the Company and/or any Group Company and such persons and indemnifying the Purchaser's Group in respect of any claims which may be brought against any of the Purchasers or any member of the Purchaser's Group with respect to any such liability subsisting at the Completion Date;

                3.2.12. the Deed of Covenant duly executed by Bo Peter Heogh
                        Kroll, William Ahlefeldt-Laurvig, Frederick
                        Ahlefeldt-Laurvig and Yvan Verlaine;

                3.2.13. the executed Amending Agreement and evidence of the directorship of Elisabeth Mulijohardjo of Intext Pte Limited as at the date of execution of the Amending Agreement;

                3.2.14. evidence that all of the options held by Warm Wool and
                        Pile Limited over shares in the Company or any Subsidiary have been exercised or cancelled; and

                3.2.15. releases in agreed form from each of Kirsten Kroll, F.
                        Ahlefeldt-Laurvig and Elisabeth Ahlefeldt-Laurvig releasing the Company and each Subsidiary from any and all liabilities which may be owing by the Company or any Subsidiary to each of them or to any of their respective connected persons or associated companies.

        3.3.    Board Resolutions of the Company and IFX Infoforex (UK) Limited:
                At Completion (and prior to the taking effect of the resignations of the Directors referred to in Clause 3.2.4) the Sellers shall procure the passing of board resolutions of the Company and IFX Infoforex (UK) Limited:-

                3.3.1. approving and sanctioning for registration (subject where necessary to due stamping) the transfers in respect of the Shares and any shares to which Clause
                        3.2.11 refers;

                3.3.2. appointing such persons as the Purchaser may nominate to be the directors and secretary of the Company and IFX Infoforex (UK) Limited;

                3.3.3. revoking all mandates to bankers of the Company or IFX Infoforex (UK) Limited of any director or secretary resigning under Clause 3.2.4 and giving authority in favour of the directors appointed under Clause 3.3.2 or such other persons as the Purchaser may nominate to operate the bank accounts thereof;

                3.3.4. resolving that the registered office of the Company and IFX Infoforex (UK) Limited be changed to 4 Carlton Gardens, London, SW1Y 5AA; and

                3.3.5.  approving the execution of the Service Agreement.

        3.4. Board Resolutions of Other Group Companies: At completion (and prior to the taking effect of the resignations referred to in Clause 3.2.4) the Sellers shall procure the passing of board or shareholders resolutions of the Subsidiaries (other than IFX Infoforex (UK) Limited) or the taking of such other actions with respect to such Subsidiaries as are required under applicable law to:-

                3.4.1. approve the transfers in respect of any shares of such Subsidiaries to which Clause 3.2.11 refers;

                3.4.2. appoint such persons as the Purchaser may nominate to be officers or directors (or equivalent in the relevant jurisdictions) of such Subsidiaries; and

                3.4.3. revoke all mandates to bankers of the such Subsidiaries of any director or secretary (or equivalent in the relevant jurisdiction) resigning under Clause 3.2 4 and giving authority in favour of the persons appointed under Clause 3.4.2 or such other persons as the Purchaser may nominate to operate the bank accounts thereof.

        3.5. Purchaser's Delivery: Upon compliance by the Sellers with the provisions of Clauses 3.2, 3.3 and 3.4, the Purchaser shall:-

                3.5.1. deliver to the Sellers' Lawyers a counterpart of the Tax Deed duly executed by the Purchaser;

                3.5.2. deliver to the Seller's Lawyers a counterpart of the Service Agreement duly executed by the Company;

                3.5.3.  pay the sum of US$5,000,000 to the Retention Account;
                        and

                3.5.4. pay the sum of US$77,450,000 to the following bank account for and on behalf of CILT and the sum of US$2,550,000 to the following bank account for and on behalf of WWP:-

                               Lloyds Bank Plc
                               Threadneedle Street
                               London EC2
                               Sort Code: 30 00 09
                               Account Number: 11880403

        3.6. Payment Method: All sums payable by the Purchaser pursuant to Clauses 3.5.3 and 3.5.4 shall be paid by wire transfer for the same day value to the banks at the accounts specified, whose receipt shall be an effective discharge of the Purchaser's obligation to pay such sum to the Sellers. The Purchaser shall not be concerned to see to the application or be answerable for the loss or misapplication of such sums.

        3.7. Waiver: The Purchaser may in its absolute discretion waive any requirement contained in Clause 3.2. The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed in accordance with this Agreement and unless all of the provisions of Clause 3.2 are complied with.

4.      WARRANTIES

        4.1.    Warranties; Survival:

                4.1.1. CILT warrants to the Purchaser in the terms of the Warranties as at the date hereof; and

                4.1.2. WWP warrants to the Purchaser (the "WWP Warranties") as at the date hereof that;

                        a) WWP is the registered owner and the legal owner of the Shares listed with WWP's name in Part 1 of Schedule 2 and has good and valid title to such shares free and clear of all Encumbrances;

                        b) except for this Agreement, none of the Shares registered in the name of WWP are subject to any voting trust, agreement, option or other contract, agreement, arrangement, commitment, or understanding, actual or contingent, restricting or otherwise relating to the voting, dividend rights, sale, or disposition of such Shares;

                        c) this Agreement is a valid and binding obligation of WWP, enforceable against WWP in accordance with its terms; and

                        d) the execution of this Agreement does not, the consummation of the transactions effected by this Agreement do not, and compliance with the terms of this Agreement will not violate, conflict with, require consent under or cause a default under any provision of any agreement, contract, arrangement, judgment, order, decree, statute, or law applicable to WWP or its property or assets;

                and so that the remedies of the Purchaser in respect of any breach of any of the Warranties or the WWP Warranties shall continue to subsist notwithstanding completion of the sale and purchase pursuant to this Agreement.

        4.2. No Liability of the Company: Any information supplied by or on behalf of any Group Company or by its officers, employees, agents, accountants, lawyers or other advisers to the Sellers or their respective officers, employees, agents, accountants, lawyers or other advisers in connection with the Warranties, the WWP Warranties or the Disclosure Letter or otherwise in relation to the business and affairs of the Company or the Subsidiaries shall not constitute a representation or warranty or guarantee as to the accuracy thereof by any Group Company and each of CILT and WWP hereby waives any and all claims which it might otherwise have against any Group Company in respect thereof. This shall not preclude either CILT and/or WWP from claiming against the other or Mr. Kroll, Mr. F. Ahlefeldt-Laurvig, Mr W. Ahlefeldt-Laurvig or Mr Yvan Verlaine under any right of contribution or indemnity to which it may be entitled.

        4.3. CILT's Knowledge: Where any of the Warranties is qualified as being made "so far as CILT is aware" or is qualified by any similar expression, that statement shall be a reference to the knowledge, awareness or belief of CILT having made due and careful enquiry of Mr. Kroll, Mr. F. Ahlefeldt-Laurvig, Mr. Yvan Verlaine and Mr Peyter Bjerregard and no other person, and the knowledge (actual or constructive), awareness and belief of each such person with respect to the relevant matter shall be imputed to CILT.

        4.4. Separate Obligations: Each of the Warranties and the WWP Warranties shall be construed as a separate warranty and (save as expressly provided to the contrary) shall not be limited by the terms of any of the other Warranties or by any other term of this Agreement.

        4.5. Disclosure Letter: Subject to Clause 6.1, CILT shall be under no liability under the Warranties in relation to any matter forming the subject matter of a claim under the Warranties to the extent that such matter or circumstances giving rise thereto are fairly disclosed in the Disclosure Letter or expressly provided for or stated to be exceptions under the terms of this Agreement.

        4.6. Documents: No letter, document or other communication shall be deemed to constitute a disclosure for the purposes of the Warranties unless the same is expressly referred to in the Disclosure Letter.

        4.7. Reliance: Each of CILT and WWP acknowledges that the Purchaser has entered into this Agreement in reliance inter alia upon the Warranties and the WWP Warranties.

        4.8. Purchaser's Rights: Save as set out in this Agreement the rights and remedies of the Purchaser in respect of any breach of the Warranties or the WWP Warranties shall not be affected by Completion, or failing to exercise or delaying the exercise of any right, or remedy, or by any other event or matter, except a specific and duly authorised written waiver or release, and no single or partial exercise of any right or remedy shall preclude any further or other exercise.

        4.9. Waiver: Notwithstanding any rule of law or equity to the contrary, any release, waiver or compromise or any other arrangement of any kind whatever which the Purchaser may agree to or effect in relation to one of the Sellers in connection with this Agreement, and in particular the Warranties or the WWP Warranties shall not affect the rights and remedies of the Purchaser in relation to the other Seller.

        4.10. Other Information: No information relating to any Group Company of which the Purchaser has knowledge (actual or constructive) other than that contained in or referred to in this Agreement and the Disclosure Letter shall prejudice any claim by the Purchaser under the Warranties or operate to reduce any amount recoverable under the Warranties.

5.      WARRANTY LIMITATIONS

The provisions of Schedule 6 shall apply with respect to the liability of CILT under the Warranties.

6.      INDEMNIFICATION

        6.1. Indemnity: CILT shall indemnify the Purchaser against all liabilities, losses, claims, damages, causes of action and expenses of any kind, including legal and other professional costs and interest other than legal and professional costs of IFX Scandinavia incurred to date arising out of or in relation to the litigation with Nihlmark as conducted in the Stockholm Commercial Court and referred to in the Disclosure Letter (the "Litigation") as disclosed in the Disclosure Letter PROVIDED THAT the Purchaser shall allow CILT, at CILT's sole expense, to take the sole conduct of the Litigation as CILT may deem appropriate in connection with such Litigation in the name of the Company (including, without prejudice to the generality of the foregoing, the making of any agreement, settlement or compromise with any third party in relation to any such claim or adjudication without the prior consent of the Purchaser but having first consulted with the Purchaser with regard to such matters) and in connection therewith the Purchaser shall, upon receiving such security for its costs as the Purchaser may reasonably request, give or cause to be given to CILT such assistance as CILT may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing the Litigation and shall instruct such solicitors or other professional advisers as CILT may (with the Purchaser's consent, such consent not to be unreasonably withheld) nominate to act on behalf of IFX Scandinavia, as appropriate, but to act in accordance with CILT's sole instructions and PROVIDED FURTHER THAT the Purchaser shall and shall procure that each Group Company shall make no admission of liability, agreement, settlement or compromise with any third party in relation to the Litigation without the prior written consent of CILT.

        6.2.    Schedule 6: For the avoidance of doubt, the provisions of
                Schedule 6 (other than paragraph 14 thereof) shall not apply to any claim under this Clause 6.

7.      RETENTION

        7.1. Retention: The sum referred to in Clause 2.3.1 (the "Retention") shall on Completion be paid into an account (the "Retention Account") at Lloyd's Bank TSB, Pall Mall, St. James's Branch (Account number 3890394, sort code 30-00-08) to be opened prior to Completion in the joint names of the Sellers' Lawyers and the Purchaser's Lawyers (the "Account Holders").

        7.2.    Initial Payment Date and Final Payment Date:

                7.2.1. On the date falling 6 months after Completion (the "Initial Payment Date") the Account Holders shall pay to CILT a sum (together with interest thereon) which leaves (subject to clause

                        7.4.1) a balance in the Retention Account of US$2,500,000 excluding interest but less banking charges thereon (the "Initial Payment").

                7.2.2. On the first anniversary of Completion (the "Final Payment Date") the balance of the monies standing to the credit of the Retention Account after payment of all Settled Claims therefrom pursuant to clause 7.5 (the "Final Payment") shall (subject to clause 7.4.1) be paid to CILT and together the Initial Payment Date and the Final Payment Date shall be "Payment Dates".

        7.3. Payments out of Retention: The Purchaser may, from time to time before a Payment Date, by notice to CILT require immediate payment out of the Retention Account of the amount of any claim by the Purchaser in relation to the Warranties or under the Tax Deed and shall be entitled to be paid in accordance with such a notice if and to the extent that:

                7.3.1.  CILT has agreed the amount by giving written consent; or

                7.3.2. a court of competent jurisdiction has established the liability of CILT and awarded in respect of the quantum of the claim and no right of appeal lies in respect of such judgment or the parties are debarred whether by the passage of time or otherwise from exercising any such right of appeal or the other party has stated in writing that it does not wish to exercise its right of appeal;

                a claim which has been finalised in accordance with 7.3.1, 7.3.2 and 7.3.3 and where the Purchaser has received payment of any finalised amount due from CILT being a "Settled Claim".

        7.4.    Outstanding claims:

                7.4.1. If prior to the Initial Payment Date the Purchaser has notified CILT in writing of a duly notified claim in relation to the Warranties or under the Tax Deed (a "Notified Claim") which has not become a Settled Claim or become a Lapsed Claim as hereinafter defined on or before the Initial Payment Date then the Initial Payment shall be reduced so that there shall be retained in the Retention Account after the Initial Payment Date either:

                        a) the sum of US$2,500,000 and whichever is the lesser of:

                                (1) the amount of the Initial Payment but for the provisions of this clause 7.4.1; or

                                (2)     the aggregate amount of the Notified
                                        Claim or Claims which have not become
                                        Settled Claims or Lapsed Claims as
                                        hereinafter defined; or

                        b) (if lower) the amount then remaining in the Retention Account and the balance (if any) shall then be paid to CILT on the Initial Payment Date in accordance with clause 7.5.

                7.4.2. If prior to the Final Payment Date the Purchaser has notified CILT in writing of a Notified Claim which has not become a Settled Claim or been withdrawn on or before the Final Payment Date then there shall be retained in the Retention Account whichever is the lesser of:

                        a) the whole of the amount then remaining in the Retention Account; and

                        b) the aggregate amount of the Notified Claims which have not (i) become Settled Claims or (ii) been withdrawn or lapsed due to failure of the Purchaser to institute proceedings as required by paragraph 3.2 of Schedule 6 or in respect of which a court of competent jurisdiction has established that CILT has no liability or decided that there is no claim and no right of appeal lies in respect of such judgment or the parties are debarred whether by the passage of time or otherwise from exercising any such right of appeal or the other party has stated in writing that it does not wish to exercise its right of appeal (in any such case a ("Lapsed Claim");

                        and the balance (if any) shall then be paid to CILT on the Final Payment Date in accordance with clause 7.5.

        7.5. As soon as possible after a Notified Claim outstanding at the relevant Payment Date has become a Settled Claim or has been withdrawn CILT and the Purchaser shall instruct the Account Holders to make payment out of the Retention Account:

                7.5.1. to the Purchaser of a sum equal to the amount for which the Notified Claim or Claims aforesaid shall have become Settled Claims in accordance with clause 7.3 in favour of the Purchaser together with a proportion of the total interest earned on the monies deposited in the Retention Account from the date of payment into the Retention Account until the date of payment out (being that proportion which the sum payable to the Purchaser out of the Retention Account pursuant to this sub-clause bears to the total sums paid into the Retention Account);

                7.5.2. as to the balance of the monies standing to the credit of the Retention Account, (subject to clause 7.4) to CILT together with interest calculated on the basis set out in paragraph 7.5.1 above.

        7.6. Other Rights: The payment of any sums to the Purchaser in accordance with Clause 7.4 in or towards satisfaction of any claim under the Warranties or the Tax Deed shall not prejudice or affect any other rights or remedies of the Purchaser for the purpose of recovering any additional amount due from CILT pursuant to the Warranties and the Tax Deed.

        7.7. Interest: The interest accrued on the Retention Account shall belong to CILT and the Purchaser in proportion to the respective amounts of the Retention released to each of them from time to time.

        7.8. Instructions to Account Holders: CILT and the Purchaser shall, as and when necessary, give instructions to the Account Holders to procure compliance with this Clause 7. The Account Holders shall not be required to take any action with respect to the Retention Account except on the written instructions of CILT and the Purchaser. The Retention Account shall be used only for the purpose specified in this Clause 7.

        7.9. Discharge: Any payment out of the Retention Account to CILT shall be made to an account specified in writing by CILT to the Purchaser and receipt from the bank holding such account shall be an effective discharge of the Purchaser's and Account Holders' obligations to pay such sums to CILT. The Purchaser and the Account Holders shall not be concerned to see to the application, or be answerable for the loss or misapplication, of such sums. Any payment out of the Retention Account to the Purchaser shall be made to such bank account as the Purchaser shall notify in writing to the Account Holders.

        7.10. Tax liability: Any tax liability of the Purchaser arising on interest paid on any part of the Retention released to it under sub-clause 7.3 shall be for the account of the Purchaser.

8.      CONFIDENTIALITY

Each of the Sellers hereby severally covenants with the Purchaser that it shall not at any time divulge to any third party whatsoever or use for its own or another's advantage any of the designs, formulae, inventions or improvements relating to products or prospective products designed, manufactured or sold by any Group Company at any time before Completion or any other trade secrets or confidential know-how or confidential financial or trading information as to customers or suppliers or in relation to the business, finances, dealings or affairs of any Group Company save only (i) insofar as such Seller proves the same has become a matter of public knowledge (otherwise than by reason of a breach of this Clause 8) or (ii) insofar as may be required by law, in which case the relevant Seller or Sellers shall give all reasonable notice of such disclosure, consult in advance with the Purchaser as to such disclosure and limit such disclosure strictly to the extent so required by law.

9.      ANNOUNCEMENTS, ETC.

        9.1. Neither the making of this Agreement nor its terms shall be disclosed by the Purchaser prior to or at Completion without the prior consent of the Sellers (such consent not to be unreasonably withheld or delayed), unless such disclosure is required by law, and such disclosure shall then only be made to such person or persons, in the manner and to the extent required by law or as otherwise agreed with the Sellers and after notifying the Sellers of the terms of such disclosure.

        9.2. Neither the making of this Agreement nor its terms shall be disclosed by any of the Sellers without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed) unless such disclosure is required by law and disclosure shall then only be made after prior consultation with the Purchaser as to the terms of such disclosure, and only to the person or persons, in the manner and to the extent required by law or as otherwise agreed by the Purchaser.

10.     COSTS

Save as expressly otherwise provided in this Agreement each of the parties to this Agreement shall bear his, her or its own legal, accountancy and other costs, charges and expenses connected with the negotiation, preparation and implementation of this Agreement and any other agreement incidental to or referred to in this Agreement.

11.     ASSIGNMENT

        11.1. The benefit of this Agreement may be assigned by the Purchaser to any company of which it is a subsidiary or to any other company which is a subsidiary of the Purchaser or of the Purchaser's holding company provided always that no such assignment shall operate to increase the liability of any party hereto.

        11.2. Subject to Clause 11.1, this Agreement and all rights and benefits under it are personal to the parties to this Agreement and may not be assigned at law or in equity without the prior written consent of the other such parties.

12.     EFFECT OF COMPLETION

The terms of this Agreement shall, insofar as not performed at Completion and subject as specifically otherwise provided in this Agreement, continue in force after and notwithstanding Completion.

13.     ENTIRE AGREEMENT

This Agreement (together with any documents referred to in it) constitutes the entire agreement between the parties to this Agreement in connection with the subject matter of this Agreement. No such party has relied upon any representation save for any representation expressly set out in this Agreement (or any document referred to in this Agreement).

14.     WAIVER, AMENDMENT

        14.1. Method of Waiver: There shall be no waiver of any term, provision or condition of this Agreement unless such waiver is evidenced in writing and signed by the waiving party.

        14.2. Delay; Effect of Waiver etc.: Save as expressly set out in this Agreement, no omission or delay on the part of any party to this Agreement in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise of such right, power or privilege or of any other right, power or privilege. Save as expressly set out in this Agreement, the rights and remedies in this Agreement provided are cumulative with and not exclusive of any rights or remedies provided by law.

        14.3. Written Variation: No variation to this Agreement shall be effective unless made in writing and signed by all the parties to this Agreement.

15.     FURTHER ASSURANCES

At any time after Completion, the Sellers shall at the reasonable cost of the Purchaser execute all such documents and do such acts and things as the Purchaser may reasonably require for the purpose of vesting in the Purchaser the full legal and beneficial title to the Shares and giving to the Purchaser the full benefit of this Agreement.

16.     PAYMENTS

All payments to be made pursuant to this Agreement shall be effected in the lawful currency of the United States.

17.     TRUSTEE'S UNDERTAKING

        17.1. Undertaking: The Trustee hereby undertakes with the Purchaser that it will not before the expiry of 2 years from Completion make any appointment to any beneficiary or discharge any liability of any beneficiary or make any payment of capital to any beneficiary or otherwise make any payment out of funds of the Trust or release any assets of the Trust, except as provided in Clauses 17.2 and 17.3.

        17.2. Minimum Amounts: The Trustees shall be permitted to release assets from the Trust to the extent (and only to the extent) that:

                17.2.1. during the period from Completion until the first
                        anniversary of Completion (the "Initial Period"), the amount of the Trust Assets does not at any time during the Initial Period fall below US$20,500,000 plus the Trustees' bona fide estimate of any Permitted Tax Liability and Permitted Trust Liability and the amount of any Notified Claim that has not become a Settled Claim or a Lapsed Claim;

                17.2.2. during the period from the first anniversary of
                        Completion until the second anniversary of Completion (the "Second Period"), the amount of the Trust Assets does not at any time during the Second Period fall below the lesser of (i) US$20,500,000 plus the Trustees' bona fide estimate of any Permitted Tax Liability and Permitted Trust Liability and (ii) US$17,000,000 plus the Trustees' bona fide estimate of any Permitted Tax Liability or Permitted Trust Liability and the amount of any Notified Claim that has not become a Settled Claim or a Lapsed Claim on or before such first anniversary; and

                17.2.3. after the second anniversary of Completion and for so long as any Notified Claim has not become a Settled Claim or a Lapsed Claim, the amount of the Trust Assets does not fall below the Trustee's bona fide estimate of any Permitted Tax Liability and Permitted Trust Liability plus the amount of all such Notified Claim or Claims.

        17.3. Permitted Releases: The Trustees shall at any time be permitted to release assets from the Trust for the purpose of discharging a Permitted Tax Liability or a Permitted Trust Liability or for the purpose of discharging a liability to the Purchaser under this Agreement or the Tax Deed, provided that any such release for the purposes of disclosing a Permitted Tax Liability or a Permitted Trust Liability shall only reduce the Trust Assets below the minimum amount specified in Clause 17.2 to the extent that the balance of the Trust Funds is not sufficient for such purpose.

18.     NOTICE

        18.1. Methods of Service: Save as specifically otherwise provided in this Agreement any notice, demand or other communication to be served under this Agreement may be served upon any party to this Agreement only by posting by first class post or delivering it or sending it by confirmed facsimile transmission to the party to be served at its address above, or facsimile number given below, or at such other address or number as he, she or it may from time to time notify in writing to the other parties:-

                The Purchaser:                              Fax No:

                For the attention of:                       Davis Oros
                with a copy to:                             Fax No:
                For the attention of:                       David Reymann

                C.I. Law Trustees Limited:                  Fax No: 01534 733 979
                For the attention of:                       Nicholas St. Clair Morgan

                Warm Wool and Pile Limited:                 Fax No: 00 34 91 449 0510
                For the attention of:                       Mr Yvan Verlaine

        18.2. Proof of Service: A notice or demand served by first class post shall be deemed duly served forty-eight hours after posting and a notice or demand sent by facsimile transmission shall be deemed to have been served at the time of transmission and in proving service of such notice or demand it will be sufficient to prove, in the case of a letter, that such letter was properly stamped or franked first class, addressed and placed in the post and, in the case of a facsimile transmission, that such facsimile was duly transmitted to a current facsimile number of the addressee at the address referred to above.

19.     COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the several of the parties on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

20.     GOVERNING LAW AND SUBMISSION TO JURISDICTION

        20.1. Governing Law: This Agreement shall be governed by, and construed in accordance with, English law.

        20.2. Jurisdiction: The parties to this Agreement hereby irrevocably submit to the exclusive jurisdiction of the High Court of Justice in London for the purpose of hearing and determining any dispute arising out of, under or in connection with this Agreement and for the purpose of enforcement of any judgment against their respective assets.

        20.3. Service: The parties to this Agreement agree that service of any writ, notice or other document for the purpose of any proceedings in such court shall be duly served upon it if delivered or sent by registered post, to the address of the party set out above or such other address as may from time to time have been notified by such party to all the other parties for the purpose of service of notices, demands or other communications under this Agreement.

21.     INVALIDITY

If at any time any one or more of the provisions of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be in any way affected or impaired.

AS WITNESS the hands of the parties or their duly authorised representatives the day and year first above written.

SIGNED:
by: NICHOLAS ST. CLAIR MORGAN
For and on behalf of
C.I.Law Trustees Limited

SIGNED:
       ------------------------------------------------
by: YVAN VERLAINE as duly authorised attorney of
Warm Wool and Pile Limited

SIGNED:
       ------------------------------------------------
by: Brian W. Keane
For and on behalf of
AETHER SYSTEMS, INC.

                                   SCHEDULE 1

                   PART 1: PARTICULARS RELATING TO THE COMPANY

Authorised share capital:                   200,000 Ordinary Shares of Pound Sterling1 each


Issued share capital:                       55,832 Ordinary Shares of Pound Sterling1 each


Directors:                                  Bo Peter Hoegh Kroll
                                            Christian William Ahlefeldt-Laurvig


Secretary:                                  Mitre Secretaries Limited


Auditors:                                   BDO Stoy Hayward


Accounting reference date:                  30th June


Registered Office:                          Mitre House
                                            Aldersgate Street
                                            London EC1A 4DD

                                   SCHEDULE 1

                  PART 2: PARTICULARS RELATING TO SUBSIDIARIES
                                IFX (UK) LIMITED

Authorised share capital:                   100 Ordinary Shares of pound sterling 1 each


Issued share capital:                       2 Ordinary Shares of pound sterling 1 each


Director:                                   Bo Peter Hoegh Kroll


Secretary:                                  Mitre Secretaries Limited


Auditors:                                   BDO Stoy Hayward


Accounting reference date:                  30th June


Registered Office:                          Mitre House
                                            Aldersgate Street
                                            London
                                            EC1A 4DD

                            B: IFX INFOFOREX LIMITED

Authorised share capital:                   10,000 ordinary shares of pound sterling 1 each


Issued share capital:                       2 ordinary shares of pound sterling 1 each


Directors:                                  Nicholas St Clair Morgan
                                            Ian  St Clair Morgan

Auditors:                                   BDO Stoy Haywood


Accounting reference date:                  30th June


Registered Office:                          PO Box 302
                                            Westaway Chambers
                                            39 Don Street,
                                            St Helier,
                                            Jersey,
                                            Channel Islands

                             C: IFX Scandinavia Ap S

Authorised share capital:                   DKK 200,000


Issued share capital:                       DKK 200,000


Directors:                                  Kai Vincens Frederik Ahlefeldt-Laurvig
                                            Bo Peter Hoegh Kroll


Management:                           Kai Vincens Frederik Ahlefeldt-Laurvig


Auditors:                                   Nielsen & Christensen


Accounting reference date:                  30th June


Registered Office:                          Bredgade 20 A,2
                                            1260 Copenhagen K

                             D: IFX Deutschland GmbH

Authorised share capital:                   DM 50,000.00


Issued share capital:                       DM 50,000.00


Directors:                                  Bo Peter Hoegh Kroll
                                            Kai Vincens Frederik Ahlefeldt-Laurvig
                                            Thorsten Brenneisen


Auditors:                                   Falke & Co GmbH


Accounting reference date:                  30th June


Registered Office:                          Frankfurt am Main

                           E: IFX The Netherlands B.V

Authorised share capital:                   2000 shares of NLG 100 each


Issued share capital:                       400 shares of NLG 100 each


Director:                                   Bo Peter Hoegh Kroll


Auditors:                                   Paardekooper & Hoffman


Accounting reference date:                  30th June


Registered Office:                          Hoogoorddleef 9 Kamer 219,
                                            1101BA Amsterdam

                          F: IFX Finanzas Espania S.A.

Authorised share capital:                   1,000 Shares of 10,000 pesatas each


Issued share capital:                       250 shares of 10,000 pesetas


Directors:                                  Bo Peter Hoegh Kroll
                                            Yvan Leon Bertha Verlaine


Auditors:                                   Gasso y Gia Auditores


Accounting reference date:                  30th June


Registered Office:                          161 Paseo de Castellana
                                            Madrid

                            G: Intext IFX Plc Limited

Authorised share capital:                   100,000 shares of 2 Singapore dollars each


Issued share capital:                       20,000 shares of 1 Singpore dollar each


Directors:                                  Elizabeth H Muljohardjo
                                            Bo Peter Hoegh Kroll


Secretary:                                  Juliet Ang


Auditors:                                   Sim Guan Seng & Co


Accounting reference date:                  30th June


Registered Office:                          15 Phillip Street
                                            08-00 Tan Ean Kiam Building
                                            Singapore 048694

                              H: IFX France S.A.R.L

Authorised share capital:                   100 Shares of 100 Euros each


Issued share capital:                       100 Shares of 100 Euros each


Director:                                   Yvan Leon Bertha Verlaine


Accounting reference date:                  [June 30th]


Registered Office:                          Paris (10th), 9 Rue du Chateau d'Eau

                                   SCHEDULE 2

                   PART 1: OWNERSHIP OF SHARES OF THE COMPANY

C.I. Law Trustees Limited                 54, 176 Ordinary Shares

Warm Wool and Pile Limited          1,656 Ordinary Shares


           PART 2 : OWNERSHIP OF SHARES OF THE SUBSIDIARIES AND INTEXT

1.       IFX (UK) Limited
         ----------------

         IFX Group Plc                               2 Ordinary Shares


2.       IFX SCANDIVAVIA APS
         -------------------

         IFX Group Plc                               DKK 200,000.00


3.       IFX The NETHERLANDS B.V
         -----------------------

         IFX Infoforex Limited                       400 shares of NLG 100 each


4.       IFX FINANXAS ESPANIA S.A
         ------------------------

         C William Ahlefeldt-Laurvig                 10 shares of 10,000 pesetas each

         IFX Group Plc                               240 shares of 10,000 pesetas each


5.       IFX Deutschland GmbH
         --------------------

         IFX Infoforex limited                       DM 50,0000.00

6.       IFX France
         ----------

         IFX Group Plc                               100 shares of 100 Euros each


7.       Intext IFX Pte Limited
         ----------------------

         IFX Infoforex Ltd                           10,000 shares of 1 Singapore dollar each
         Intext Pte Ltd                              10,000 shares of 1 Singapore dollar each


8.       IFX Infoforex Limited
         ---------------------

         IFX Group Plc                               1 ordinary share of Pound Sterling 1 each
         IFX Group Plc and Gary Owen                 1 ordinary share of Pound Sterling 1 each

                                   SCHEDULE 3

                                   WARRANTIES

A.      Constitution and Shares of Group Companies

B.      Accounts

C.      Business of the Group

D.      Directors, Employees and Employment matters

E.      Property

F.      Pensions

G.      Financial Facilities

H.      Intellectual Property

I.      Accuracy of Information

J.      Taxation

K.      Ownership of Shares

A.      CONSTITUTION AND SHARES OF GROUP COMPANIES

1.      Memorandum and Articles of the Company:

        The memorandum and articles of association of the Company in the form of the copies supplied to the Purchaser pursuant to the Disclosure Letter are complete and accurate in all respects and have embodied therein or annexed thereto copies of all resolutions and agreements required by law to be so attached; all amendments thereto (if any) were duly and properly made; and the Company has at all times carried on its business and affairs in all respects in accordance with its memorandum and articles of association and all such resolutions, agreements and amendments.

2.      Shares:

        There are no issued and outstanding shares, debentures or other securities of the Company other than the Shares All of the Shares are fully paid.

3.      Register of Members of the Company:

        The register of members of the Company contains true and accurate records of the shareholders from time to time of the Company and the Company has not been subject to any application for rectification of such register.

4.      Compliance of the Company:

        The Company has complied with the Companies Acts in all material respects and all such resolutions, returns and other documents required by the Companies Acts or any other legislation to be filed with or to be delivered to the Registrar of Companies or to any other authority whatsoever by the Company have been so filed or delivered and are true and accurate in all material respects. All charges in favour of the Company have (if appropriate) been registered in accordance with the provisions of Sections 395, 409, 410 and 424 Companies Act 1985.

5.      Financial Assistance:

        The Company has not at any time directly or indirectly provided any financial assistance for the purpose of the acquisition of shares in the Company or for the purpose of reducing or discharging any liability incurred in such an acquisition whether pursuant to Sections 155 and 156 Companies Act 1985 or otherwise.

6.      Powers of Attorney:

        No Group Company has executed any power of attorney or conferred on any person other than its directors and employees any express or implied authority to enter into any transaction on behalf of or to bind such Group Company in any way.

7.      Subsidiaries and Other Operations:

(a) No Group Company has any subsidiaries, owns any shares or stock in the capital of, or has any beneficial interest in, any other company or business organisation (other than the Subsidiaries and Intext), does not control or take part in the management of any other company or business organisation (other than the Subsidiaries and Intext) and no Group Company is a party to any agreement for the management or control of all or part of its business by any other person.

(b) No Group Company has, nor has it ever had, any branch, office or permanent establishment outside the jurisdiction of its incorporation.

(c) Each Subsidiary and so far as CILT is aware Intext is a company or corporation duly organised, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full power and authority to conduct its business in the manner and in the places where such business is conducted.

(d) The copies of the constitutional documents of each of the Subsidiaries and Intext, are annexed to the Disclosure Letter and are correct and constitute the current version.

(e) There are no issued and outstanding shares, debentures or other securities of any Group Company other than the shares held by the Company as set forth in the Disclosure Letter.

8.      Books and Records:

        All constituting documents, registers, certificates of incorporation, minute books, books of account and other corporate documents which each Group Company is required by applicable laws to maintain or have in its possession or under its control are so maintained, or are in the possession or under the control of the relevant Group Company, and, in all material respects, all such documents contain accurate records of the matters required by law to be recorded therein.

B.      ACCOUNTS

1.      The Accounts:

        The Accounts comply with all applicable laws, have been prepared in accordance with the consistent application of GAAP in the jurisdiction of the Group Company to which they relate and give a true and fair view of the assets and liabilities and of the state of affairs, financial position and results of the Group Company or Group Companies to which they relate as at the Accounts Date and its results for the period ended on that date.

2.      Management Accounts:

        The Management Accounts have been prepared in accordance with the same accounting principles and practices adopted for the Accounts and show a fair view of the assets and liabilities of the Company as the Management Accounts Date.

3.      Provision for debts:

        Reasonable provision has been made in the Accounts and Management Accounts in accordance with past practice and custom for bad and/or doubtful debts.

C.      BUSINESS OF THE GROUP

1.      Business since the Accounts Date:

        Since the Accounts Date:-

(a) each Group Company has carried on its business in the ordinary course and, other than in the ordinary course of its business, no Group Company has acquired or disposed of or agreed to acquire or dispose of a substantial part of its assets, extended any credit, made any loan or made any other extraordinary payment;

(b) no Group Company has declared or paid any dividend on any of its shares, effected any distribution of its assets or made any other payment to any of the Sellers or any connected person of any of the Sellers or any former shareholder of such Group Company;

(c) no Group Company has entered into any agreement or arrangement with any customer to provide services on terms materially less favourable to the relevant Group Company than those on which such Group Company ordinarily contracts with clients;

(d) no Group Company has released any debtor on terms that it pays less than the book value of its debt and no debt in excess of US$10,000 owing to any Group Company has been deferred, subordinated or written off or has proved to any extent irrecoverable;

(e) each Group Company has paid its creditors within the times agreed with such creditors and does not have any debts outstanding which are overdue for payment by more than 90 days; and

(f) no Group Company has paid, or is under any obligation to pay, any management charges.

2.      Business since the Management Accounts Date:

        Since the Management Accounts Date there has been no material adverse change in the financial position of the Company.

3.      Acquisition and Disposal of Assets:

        No Group Company has, since the Accounts Date, acquired or agreed to acquire any asset for a consideration which is higher than the market value at the time of acquisition and has not disposed of or agreed to dispose of any asset for a consideration which is lower than the market value at the time of disposal.

4.      Charges and Title to Assets:

(a) No Group Company has created or agreed to create, and no Group Company is aware of, any Encumbrance over any part of its undertaking or assets.

(b) Each Group Company owns all the assets identified as being owned by that Group Company in the Accounts and Management Accounts and all assets acquired before Completion; such assets comprise all assets required for the proper and efficient conduct of the business of the relevant Group Company; and all such assets are in the possession or direct control of the relevant Group Company.

(c) No Group Company has acquired or agreed to acquire any material asset on terms that property in that asset does not pass until payment is made.

5.      Onerous obligations:

(a) No Group Company is a party to any material leasing agreement, material hire purchase agreement, material credit or conditional sale agreement, material agreement for payment on deferred terms, or any other similar agreement.

(b) No Group Company is a party to any material contract, transaction, arrangement, or liability that:-

(i)     is outside the ordinary course of business of the relevant Group
        Company;

(ii) is for a term of more than six months or is unlikely to have been fully performed, in accordance with its terms, more than six months after the date on which it was entered into;

(iii) is incapable of termination in accordance with its terms, by the relevant Group Company, on notice of 60 days or less;

(iv) is likely to involve an aggregate outstanding expenditure by the relevant Group Company of more than Pound Sterling100,000 in any one calendar year; or

(v) provides for any company or other person to provide management or administrative services to the relevant Group Company;

(vi) involves payment by the relevant Group Company by reference to fluctuations in the index of retail prices; or

(vii) involves, or is likely to involve, the supply of goods or services, the aggregate sales value of which will represent in excess of 5% of the turnover of the Group for the preceding financial year.

6.      Contracts:

(a) No Group Company is in default under any material agreement which would result or is likely to result in damages in excess of US$50,000 to which it is a party and so far as CILT is aware there are no circumstances likely to give rise to such a default.

(b) So far as CILT is aware, no party with whom any Group Company has entered into any agreement or arrangement is in default in any material respect and there are no circumstances likely to give rise to such a default.

7.      Guarantees etc.:

(a) No Group Company has given to any person any guarantee, indemnity, warranty, or bond or incurred any other similar obligation or created any security for or in respect of liabilities, actual or contingent, of any person.

(b) No person has given any guarantee, indemnity, warranty, or bond or incurred any similar obligation, or given any security with respect to, any liability, actual or contingent, of any Group Company.

8.      Options over shares etc.:

(a) Since the Accounts Date no share or loan capital or other securities of any Group Company has been created or issued nor has any agreement been made to create or issue any share or loan capital of any Group Company.

(b) There are no options or other agreements outstanding that call or give any person the right to call (whether or not subject to conditions) for the issue of any share or loan capital or other securities of any Group Company, and the Sellers are not under any obligation of any kind whatsoever whether actual or contingent to sell, charge or otherwise dispose of any of the Shares or the Intext Shares or the shares of any Subsidiary or any interest in the Shares, the Intext Shares or the shares of any Subsidiary to any other person.

9.      Trust Deeds etc.:

        No Group Company is in breach of the terms of any trust deed, debenture or other document governing any borrowings, and so far as CILT is aware no event has occurred which will or might give any person the right to call for the immediate or early repayment of any stock or other borrowings of any Group Company or to terminate any loan facilities placed at the disposal of any Group Company or which would or is likely to cause a demand for the immediate repayment of any borrowings of any Group Company which are repayable on demand.

10.     Litigation:

(a) No Group Company is engaged in any litigation, arbitration, prosecution, other legal proceeding, or employee or labour disputes (whether as plaintiff, defendant, or third party); no Group Company has received notice of, or been threatened with, any such proceedings in respect of which the relevant Group Company is or might be liable to indemnify any other person; so far as CILT is aware there are no claims, facts, or events likely to give rise to any such proceedings.

(b) No Group Company is involved in, or the subject of, any proceedings, investigation, audit or enquiries before or by any governmental or municipal board of enquiry or commission or any other administrative body (whether judicial, quasi-judicial, or otherwise) in which any unfavourable judgment or decision might adversely affect the business of the relevant Group Company or the value of any of its assets; and so far as CILT is aware there are no claims, facts or events that are likely to give rise to any such proceedings, investigation, audit or enquiries.

11.     Environmental Liability:

(a) So far as CILT is aware each Group Company is now, and has at all times, conducted its business in compliance with all applicable environmental laws. No Group Company has received any written notice, claim or other communication alleging any actual or potential liability in respect of Environmental Matters.

(b) So far as CILT is aware there are no circumstances, activities, practices or actions which have occurred or are occurring or have been or are in existence in the conduct of the business of any Group Company which may give rise to any liability under applicable Environmental Laws.

12.     Business name:

        No Group Company carries on, or has in the past 3 years carried on, any business under any name other than its corporate name.

13.     Effect of Sale of the Shares:

        No Group Company is a party to any agency, distribution, marketing, service (other than maintenance of office equipment) licensing, purchasing, selling or other similar agreement, or to any agreement, which is capable of termination without liability for compensation by any other person on a change in the management, control, or shareholding of any Group Company or by reason of the sale of the Shares or the Intext Shares under this Agreement. As a result of a change in the management, control, or, as appropriate, the shareholding of any Group Company or after Completion:-

(a) so far as CILT is aware no supplier of a Group Company will cease, or is likely or intends to cease or be entitled to cease, supplying the relevant Group Company.

(b) so far as CILT is aware no client of a Group Company will cease, or become entitled to cease or is likely or intends to cease, its relationship with the relevant Group Company or may substantially reduce its existing level of business with the relevant Group Company;

(c) so far as CILT is aware no Group Company will be in default under any agreement or arrangement and no Group Company will lose any benefit, right or privilege which it currently enjoys and no liability or obligation of any Group Company will be increased;

(d) so far as CILT is aware no person will be relieved of any obligation or become entitled to exercise any right in respect of any Group Company; and

(e) as far as CILT is aware no senior employee of any Group Company will leave.

14.     Insurance:

(a) Each Group Company has produced to the Purchaser and listed and summarised in the Disclosure Letter all insurance policies in effect in relation to its business and assets, and all such policies are in full force and effect and not avoidable.

(b) All premiums for policies of insurance maintained by any Group Company due to be paid on or before Completion have been paid.

(c) No Group Company has filed a claim under any insurance policy, and so far as CILT is aware there are no circumstances likely to give rise to a claim, to the insurers avoiding liability under a policy, or to an increase in premiums.

15.     Capital Commitments:

        Since the Accounts Date no Group Company has made or agreed to make any capital expenditure, or incurred or agreed to incur any capital commitments or disposed of or realised any capital assets or any interest in capital assets.

16.     Compliance with Statutory Provisions:

(a) The business of each Group Company has at all times been carried on within the terms of its memorandum and articles of association, charter, by-laws or other constitutional documents.

(b) Each Group Company has conducted and is conducting its business in accordance with all applicable laws and regulations whether of its jurisdiction of incorporation or elsewhere the failure to comply with which would have a material adverse effect on the Group.

(c) No Group Company has received notice that it or its officers, agents or employees (during the course of their duties in relation to it) have committed or omitted to do any act or thing the commission or omission of which is or could be in contravention of any act, order, regulation or the like (whether in the jurisdiction of its incorporation or otherwise) giving rise to any fine, penalty, default proceedings or other liability on its part.

17.     Licences:

(a) Each Group Company has all licences and permissions authorities and consents required for the carrying on of its business effectively in the places and in the manner in which such businesses are now carried on and there is no subsisting breach by a Group Company of the terms or conditions of any such licences, permissions, authorities or consents which would have a material adverse effect on the Group.

(b) There are no served or, so far as CILT is aware, threatened proceedings or any other circumstances involving or related to any Group Company that might lead to the suspension, revocation, or material change or modification of such licences or permissions and there is no other reason why any of them should be suspended, threatened or revoked.

18.     Grants:

        No Group Company has applied for or received any financial assistance from any supranational, national, or local authority or governmental agency.

19.     Relationship with directors:

(a) After Completion, no Group Company will have any liability to or any contractual or other arrangements with any of the Sellers or with any current director of a Group Company other than pursuant to this Agreement or the Deed of Covenant or the Tax Deed, the service contract and option arrangements with Bo Kroll, the service contract of Yvan Verlaine and the consultancy agreement with Warm Wool and Pile Limited or to any spouse or associated company or connected person of any of them or any partnership in which any such person or company is a partner.

(b) After Completion, no director of a Group Company, nor any spouse or associated company or connected person of any of the Sellers or any director of a Group Company, or any partnership in which any such person or company is a partner will owe any money to any Group Company.

20.     Maintenance of Assets:

(a) Maintenance contacts are in full force and effect in respect of all assets of any Group Company which it is normal and prudent to have maintained by independent or specialist contractors and in respect of all assets which any Group Company is obliged to maintain or repair under any leasing or similar agreement.

(b) All assets of any Group Company have been regularly maintained to a good technical standard and in accordance with safety regulations normally observed in relation to assets of that description and in accordance with the terms and conditions of any applicable leasing or similar agreement.

21.     Accounts Payable:

        No account payable of any Group Company is unpaid and outstanding beyond the earlier of the date (if any) on which it falls due to be paid contractually or the date on which it falls to be paid in accordance with the ordinary course of dealing between the relevant Group Company and the supplier in question.

22.     Accounts Receivable:

(a) There are no debts owing to any Group Company other than trade debts incurred in the ordinary and usual course of business (none of which exceeds Pound Sterling50,000 and which do not exceed Pound Sterling400,000 in aggregate).

(b) No part of the amounts included in the Accounts, or subsequently recorded in the books of any Group Company, as owing by any debtor is overdue by more than twelve weeks, or has been released on terms that any debtor pays less than the full book value of the debt or has been written off or has proved to any extent to be irrecoverable or is now regarded by the relevant Group Company as irrecoverable in whole or in part.

23.     Joint Ventures and Partnerships:

        No Group Company is, or has agreed to become, a member of any joint venture, consortium, partnership, other unincorporated association, shareholders' agreement or similar arrangement; and no Group Company is, nor has agreed to become, a party to any agreement or arrangement for sharing commission or other income.

24.     Reuters Agreements:

        Each Group Company has complied in all material respects with its obligations under any data feed agreements with Reuters to which it is a party and has incorporated into its standard subscriber agreements all terms required to be incorporated therein in accordance with such data feed agreements.

D.      DIRECTORS, EMPLOYEES AND EMPLOYMENT MATTERS

1.      The particulars of directors and officers of each Group Company shown in
        Schedule 1 are true and accurate and no person not named in Schedule 1 is a director or officer of any Group Company.

2. The Disclosure Letter contains accurate details of all officers, employees, consultants and representatives of each Group Company, including all remuneration payable and all other benefits provided or which each Group Company is bound to provide (whether now or in the future) to each officer, employee, consultant or representative of such Group Company (or to any other person with respect to the services of any such officer, employee, consultant or representative) and all profit sharing, share option incentive, bonus arrangements and medical, hospitalisation, disability, or other employee benefits, including payments in connection with termination of any office, employment or contract, to which such Group Company is a party, and including discretionary arrangements or benefits and sets out details of all standard forms of employment or consultancy or service agreements and staff handbooks.

3. The terms of employment or engagement of all employees, agents, consultants, independent contractors, representatives and professional advisers of each Group Company permit the relevant Group Company to terminate them on not more than three months' notice given at any time without liability for payment of compensation or damages (except for statutory indemnities or compensation), and no Group Company has entered into any agreement or arrangement for the management of all or part of its business other than with its directors or employees.

4. No past or present director, officer, employee, consultant, independent contractor or representative of any Group Company has any claim, including a claim for redundancy payment, against such Group Company for loss of office or arising out of the termination of his office or employment or contract, there is no event that might give rise to any such claim and there is no outstanding liability in respect of any such claim.

5. No industrial action involving the workforce of any Group Company, official or unofficial, is now occurring or threatened; so far as CILT is aware no event has occurred which is likely to give rise to such action; and no Group Company has been engaged or involved in any dispute with any employee or any labour troubles, whether directly involving the relevant Group Company or not.

6. Each Group Company has fully paid to date all contributions to maintain any medical, hospitalisation, disability or other employee benefit plan, complied with its obligations to maintain those plans or arrangements, and has not received any notice of an intent or threat to terminate or impair the plans or arrangements, and so far as CILT is aware there are no circumstances indicating that the plans or arrangements are not valid and in full force and effect.

7. No promise or assurance of any kind, whether legally binding or not, has been made to any officer or employee of any Group Company or any consultant, independent contractor or representative of any Group Company with respect to any adjustment in his or her remuneration, emoluments or benefits of any kind from those described in the Disclosure Letter, and no Group Company has made any gratuitous payment or given any benefit or promised to do so in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment or contract for services of any present or former director or employee.

8. No person whose services are devoted wholly or mainly to the business of any Group Company is employed or engaged under any consultancy, contractor or other similar arrangement.

9. No present director, officer or employee of any Group Company has given or received notice terminating his employment and completion of this Agreement will not entitle any director, officer or employee of any Group Company to terminate his employment or trigger any entitlement to any payment.

10. Each Group Company has in relation to each of its directors, employees, consultants and representatives complied with all applicable laws, codes of conduct, guidelines, terms and conditions of employment or engagement, orders and awards relevant to their terms and conditions of service.

11. There are no amounts owing to any present or former director, officer, employee, consultant or representative of any Group Company other than one month's arrears of remuneration accrued or due or for reimbursement of business expenses incurred within a period of three months preceding the date of this Agreement and no moneys or benefits other than in respect of remuneration or emoluments of employment are payable to or for the benefit of any present or former director, officer, employee, consultant or representative of any Group Company.

E.      THE PROPERTIES

1. The Properties comprise all the properties owned, occupied or otherwise used in connection with its business by any Group Company, and are occupied, owned or used by right of ownership or under lease or licence, the terms of which permit the occupation or use.

2. The information contained in Schedule 5 is complete and accurate in all respects.

3. So far as CILT is aware, the buildings and other structures on the Properties are in good and substantial repair and fit for the purposes for which they are used.

4. The leases and licences listed in Schedule 5 are the only agreements by which any Group Company has entered into obligations and/or has any financial or other entitlement relating to any real property.

5. Each Group Company has paid the rent and observed and performed the obligations on the part of the tenant and the conditions contained in the lease under which any Property leased by it is held, and the last demand (or receipts for rent if issued) were unqualified and the leases are valid and in full force.

6. All licences, consents and approvals required from the landlords and any superior landlords under the leases of any Property have been obtained and the obligations on the part of the tenant contained in the licences, consents and approvals have been duly performed and observed.

7. There are no rent reviews under the leases of any of the Properties in progress.

8. No obligation necessary to comply with any notice or other requirement given by the landlord under the lease of any Property is outstanding and unobserved or unperformed.

9. There is no material obligation to reinstate any Property by removing or dismantling any alteration made to it by a Group Company or any predecessor in title to a Group Company.

F.      PENSIONS

1. No Group Company operates, makes payments to or for, or has any obligation related to, a pension arrangement or scheme.

2. There is no claim for and no Group Company is under any legal or moral obligation to pay any pension or make any other payment upon death, retirement, or disability to or on behalf of any person who is now or has been an employee, consultant, independent contractor or agent of a Group Company and is not a party to any scheme or arrangement having as its purpose or one of its purposes the making of payments or the provision of such benefits. No such pension or payment is now being paid voluntarily and no ex gratia payments have been or are proposed to be made by any Group Company to any current or former director, employee, consultant, independent contractor or representative, or their dependants or relatives.

3. No promise or assurance has been made to any present or former director, employee, consultant, independent contractor or representative of any Group Company that any pension rights or entitlements would be continued, introduced, increased or improved.

G.      FINANCIAL FACILITIES

1.      Borrowings:

        The aggregate of all amounts borrowed by any Group Company (from whatever source) does not exceed any limitation on its borrowing contained in its constitutional documents, any debenture, or other instrument.

2.      Continuance of Facilities:

        Full and accurate details of each overdraft, loan, or other financial facility outstanding or available to each Group Company and an accurate copy of each such overdraft, loan, or other financial facility has been provided to the Purchaser. So far as CILT is aware no Group Company has done anything to affect adversely, impair, or prejudice the continuance of any such facility in full force and effect and in particular no Group Company has received notice from any lenders of money requiring repayment or intimating the enforcement of any security and so far as CILT is aware there are no current circumstances in existence as at the date of this Agreement that would reasonably be expected to give rise to any such notice and no Group Company has repaid or become liable to repay any loan or indebtedness in advance of its stated maturity date; and

3.      Bank Accounts:

        A statement of the credit or debit balances of each bank account of each Group Company as at close of business on the business day immediately preceding the date of this Agreement has been supplied to the Purchaser. No Group Company has any other bank or deposit accounts (whether in credit or overdrawn) not included in the statement. Since the statement there have been no payments out of any such accounts except for routine payments.

H.      INTELLECTUAL PROPERTY RIGHTS

1. A Group Company is the sole legal and beneficial owner free from Encumbrances of the Listed Intellectual Property and (where such Listed Intellectual Property is registered) the registered proprietor thereof and owns no other registered or material unregistered Intellectual Property.

2. Save as may appear from the Listed Intellectual Property Agreements no person has been authorised to make any use whatsoever of any Intellectual Property owned by any Group Company.

3. Save as may appear from the Listed Intellectual Property Agreements a Group Company owns all the material Intellectual Property that any Group Company uses.

4. All the Intellectual Property rights owned or used by any Group Company are valid and enforceable and nothing has been done, omitted or permitted whereby any of them has ceased or might cease to be valid and enforceable. So far as CILT is aware none of the processes or products of any Group Company infringes any Intellectual Property of any other person in circumstances which might entitle that person to make a claim against the relevant Group Company.

5. So far as CILT is aware, none of the Listed Intellectual Property is the subject of any claims or proceedings for opposition or contested ownership.

6. CILT is not aware of any infringement of the Listed Intellectual Property or of any rights relating to it by any person.

7. There are no outstanding claims against any Group Company for infringement of any Intellectual Property used (or which have been used) by any Group Company and no such claims have been settled by the giving of any undertakings which remain in force. No Group Company has received any actual or threatened claim that any of the Listed Intellectual Property rights is invalid nor are the Sellers aware of any reason why any granted patents included in the Listed Intellectual Property should be amended.

8. Confidential information and know-how used by any Group Company is kept confidential. No Group Company has disclosed (except in the ordinary course of its business or under the Listed Intellectual Property Agreements) any of its know-how, trade secrets or lists of customers to any other person.

9. Such of the Listed Intellectual Property as is registered has been maintained and all application and renewal fees for such registered Intellectual Property have been duly paid on time.

10. The Listed Intellectual Property Agreements are all the material Intellectual Property agreements to which any Group Company is a party; each of them is valid and binding; and no Group Company is in material breach of any of the provisions of such agreements.

11. All persons retained or employed by any Group Company who, in the course of their work for such Group Company will or might reasonably be expected to bring into existence Intellectual Property or things protected by Intellectual Property are, so far as is reasonably practicable, individually bound by agreements with the relevant Group Company whereby all Intellectual Property which such persons may bring into existence during their work for a Group Company vests in the relevant Group Company. All such agreements contain terms which, so far as is reasonably practicable, prevent such persons disclosing any confidential information about the relevant Group Company and its business.

12. None of the Intellectual Property owned by any Group Company is subject to compulsory licensing or the granting of any licences of right nor, so far as CILT is aware, will it become so by operation of law.

13.     Data Protection:

        Each Group Company is registered and has otherwise complied in all material respects with the requirements of all applicable data protection legislation.

14.     Marketing and Other Promotional Material:

        So far as the CILT is aware, all current advertising, marketing and sales promotions by any Group Company comply with all applicable laws, regulations, codes of practice and self-regulatory schemes. No Group Company has been disciplined under any law, regulation, scheme or code in respect of any such advertising, marketing or sales promotion; no complaint has been made against it in respect of such advertising, marketing or sales promotion; and there are no outstanding complaints or disciplinary proceedings against any Group Company in respect of such advertising, marketing or sales promotion.

15.     Identification and ownership of Information Technology:

   a. Particulars of all material IT Systems and all material IT Contracts are disclosed in the Disclosure Letter.

   b. Save as disclosed in the Disclosure Letter, all material IT Systems are controlled by the Group, and are not wholly or partly dependent on any facilities or services not under the exclusive control of a Group Company.

   c. So far as CILT is aware, all the IT Contracts are valid and binding. None of the IT Contracts has been the subject of any material breach or default, or is liable to be terminated or otherwise adversely affected by the transaction contemplated by this Agreement.

   d. The Group has in its possession or in its control the source code of all Software owned by any Group Company.

16.     Computer operation and maintenance:

   a. All IT Services are being and have been provided in accordance with all applicable specifications.

   b. The Group has full and unrestricted access to and use of the IT Systems, and no third party agreements or consents are required to enable the Group to continue such access and use following completion of the transaction contemplated by this Agreement.

   c. So far as CILT is aware no person has had unauthorised access to the IT Systems or any data stored thereon. Each Group Company operates a documented procedure, and has taken reasonable steps to avoid infections by viruses and unauthorised access.

   d. All material data processed using the IT Systems and/or the IT Services has been regularly archived in hard copy form. Such hard copies have been properly stored and catalogued.

   e. Each Group Company has taken reasonable steps to ensure that its business can continue in the event of a failure of the IT Systems (whether due to natural disaster, power failure or otherwise).

   f. The Group has sufficient technically competent and trained employees to ensure proper handling, operation, monitoring and use of the IT Systems.

I.      ACCURACY OF INFORMATION

1. All information contained in this Agreement and the Disclosure Letter was when given and is now complete and accurate in all material respects and no matter or fact has not been disclosed the omission of which renders any such information materially untrue or misleading.

J.      TAXATION

PART 1 -TAXATION OF THE GROUP

1.      Tax Returns, etc.:

        Each Group Company has filed all Tax returns which are required to be filed in respect of such Group Company and has paid all Tax which has become due pursuant to such Tax returns or pursuant to any assessment which has become payable; all such Tax returns are complete and accurate in all material respects and disclose all Taxes required to be paid by the relevant Group Company.

        During the last six years no Group Company has received notice of any action, suit, non-routine investigation, audit, claim, lien or assessment pending or proposed or threatened with respect to Tax, and so far as CILT is aware no basis exists therefor and neither the Sellers nor any Group Company have waived or been requested to waive any statute of limitations in respect of Tax associated with such Group Company.

2.      Provisions:

        The Accounts make full provision or reserve for all Tax for which any Group Company is accountable at the Accounts Date whether or not any Group Company has or might have any right of reimbursement against any other person.

        Proper provision has been made and shown in the Accounts for deferred Tax in accordance with GAAP.

3.      Employees:

(a) During the last six years each Group Company has properly deducted Tax, including social security and other payroll Tax, as required by applicable law from all payments to, or to be treated as made to, or benefits provided for, or to be treated as provided for, employees or ex-employees of such Group Company.

(b) During the last six years each Group Company has duly accounted to the Tax Authorities for sums so deducted (or has made proper reserve or provision for such payments in the Accounts); and each Group Company has materially complied with all its reporting obligations to the Tax Authorities in connection with any such payments made or benefits provided.

4.      Sales at undervalue/overvalue and Deductions:

(a) All of the transactions of each Group Company have been entered into on an arm's length basis, and the consideration charged or received or paid by the relevant Group Company on all transactions entered into by it has been equal to the consideration that might have been expected to be charged received or paid (as appropriate) between independent persons dealing at arm's length.

(b) So far as CILT is aware, other than items identified in the Taxation Computations of any Group Company for the periods ending on the Accounts Date which may recur in subsequent periods no material payments paid or payable by any Group Company or which any Group Company is under an existing obligation to pay in the future are or may be disallowed as deductions.

5.      Payment of Tax:

        Each Group Company has duly and punctually paid, or will prior to Completion so pay, all Tax to the extent that such Group Company is liable to pay such Tax prior to Completion and is not liable to pay any penalty or interest in connection with any such Tax.

6.      Sales at Book Value:

        No chargeable gain or profit would arise if any assets of any Group Company (other than trading stock) were to be realised for a consideration equal to the amount of the book value thereof as shown or included in the Accounts.

7.      Tax Schemes; Compliance:

        No Group Company has entered into or been a party to or otherwise involved in any scheme or arrangement designed wholly or partly for the purpose of avoiding, evading or deferring Tax which is contrary to law.

8.      Value Added Tax:

        Each Group Company:

(a) is a registered taxable person for the purpose of applicable value added tax regulations [and has not at any time been treated as a member of a group of companies for such purpose and has not made any application to be so treated] and no circumstances exist whereby the Company would or might become liable for value added tax as an agent;

(b) has complied in all material respects with the requirements and provisions of all applicable value added tax regulations and has made and maintained, and will pending Completion make and maintain, accurate and up to date records, invoices, accounts and other documents required by or necessary for the purposes of all applicable value added tax regulations and the Company has at all times without material delay paid and made all payments and returns required under all applicable value added tax regulations;

(c) has not made any exempt supplies in consequence of which it is or will be unable to obtain credit for all input tax paid by it during any value added tax period ending after the Accounts Date.

   PART II - TAXATION OF THE COMPANY-

      INFORMATION AND RETURNS

   9.   Disclosures:

        All statements and disclosures made to any Tax Authority for Tax purposes were when made and remain complete and accurate in all material respects.

   10.  Clearances:

        No action has been taken by the Company in respect of which any consent or clearance from any Tax Authority was required save in circumstances where such consent or clearance was validly obtained, and where any conditions attaching thereto were and will, immediately following Completion, continue to be met.

   11.  Claims and Elections:

        The documents relating to Tax disclosed in the Disclosure Letter contain full particulars of all matters relating to Tax in respect of which the Company is or at Completion will be entitled:

   (a) to make any claim (including a supplementary claim), disclaimer or election for relief under any taxation statute;

   (b)  to appeal against any assessment or determination relating to Tax;

   (c)  to apply for a postponement of Tax.

PROVISION FOR AND PAYMENT OF TAX

   12.  Payment of Tax:

        The Company is not liable, nor has it within six (6) years prior to the date hereof been liable, to pay any penalty or interest in connection with any such Tax.

   13.  Secondary Liability:

        No transaction or event has occurred in consequence of which the Company is or may be held liable for any Tax or deprived of Relief otherwise available to it or may otherwise be held liable for or to indemnify any person in respect of any Tax for which some other company or person was primarily liable (whether by reason of any such other company being or having been a member of the same group of companies or otherwise).

CORPORATION TAX

   14.  Sales at undervalue/overvalue and Deductions:

        No notice or enquiry pursuant to Section 770A T.A. has been made in connection with any transactions of the Company and there are no facts or circumstances likely to give rise to an amendment of the Company's return or any discovery assessment or discovery determination pursuant to Section 770A T.A.

CAPITAL ASSETS

   15.  Capital Allowances:

   (a) No balancing charge in respect of any capital allowances claimed or given would arise if any assets of the Company were to be realised for a consideration equal to the amount of the book value thereof as shown or included in the Accounts.

   (b) All necessary conditions for all capital allowances (as defined in Section 832(1) T.A.) claimed by the Company were at all material times satisfied and remain satisfied and the Company has not since the Accounts Date become liable for any balancing charge.

   16.  Finance Leases:

        The Company is not a lessee under a lease to which the provisions of
        Schedule 12 F.A. 1997 apply or could apply.

   17.  Investment Grants:

        The Company has not received any investment grant or similar payment or allowance receivable by virtue of any statute.

   18.  Short-life Assets:

        The Company has not made any election under Section 37 Capital Allowances Act 1990 nor is it taken to have made such an election under
        Section 37(8)(c) of that Act.

   19.  Deductions:

        All rents, annual payments and other sums of an income nature paid or payable by the Company since the Accounts Date or which the Company is under an obligation to pay in the future are wholly allowable as deductions or charges in computing income for the purposes of corporation tax.

   20.  Loan Relationships:

        All interest, discounts or premiums payable by the Company in respect of its loan relationships within the meaning of Chapter II Part IV F.A. 1996 are capable of being brought into account as a debit for the purposes of that chapter as and to the extent that they are from time to time recognised in the Company's accounts (assuming that the accounting policies and methods adopted for the purpose of the accounts continue to be so adopted).

DISTRIBUTIONS

   21.  Repayments of Share Capital:

   (a) The Company has not at any time since its incorporation repaid or agreed to repay or redeemed or agreed to redeem or purchased or agreed to purchase (or made any contingent purchase contract within the meaning of Section 165 Companies Act 1985) in respect of any of its issued share capital or any class thereof. Further, the Company has not (save as disclosed in the Disclosure Letter) after 6th April 1965 capitalised or agreed to capitalise in the form of shares, debentures or other securities, or in paying up amounts unpaid on any shares debentures or other securities, any profits or reserves of any class or description or passed, or agreed to procure or seek the passing of, any resolution to do so.

   (b) The Company has not made (and will not be deemed to have made) any distribution within the meaning of Sections 209, 210 and 211 T.A. since 5th April 1965 except dividends properly authorised and shown in its Accounts nor is the Company bound to make any such distribution.

   22.  Capital Distributions:

        The Company has not received any capital distribution to which the provisions of Section 189 T.C.G.A. could apply.

CHARGEABLE GAINS

   23.  Value shifting:

        The Company has not been involved in any scheme or effected any arrangements whereby the value of any asset has been or will be reduced such that Sections 29 and/or 30 T.C.G.A might be applicable.

   24.  Valuation of Assets:

        The Company has not disposed of or acquired any asset so that Section 17 T.C.G.A. might apply to restrict the consideration deemed to be given on such disposal or acquisition.

   25.  Chargeable Debts:

        No gains chargeable to corporation tax on chargeable gains will accrue to the Company on the disposal of any debt owing to the Company.

   26.  Reconstructions:

        The Company has not been involved in any share for share exchange or any scheme of reconstruction or amalgamation such as are mentioned in Sections 136 or 139 T.C.G.A. under which shares or debentures have been or will be issued or assets have been or will be transferred.

   27.  Depreciatory transactions:

        No loss which has arisen or which may hereafter arise on a disposal by the Company of shares in or securities of any company is liable to be reduced by virtue of the application of Section 176 T.C.G.A. (transactions in a group) or Section 177 T.C.G.A. (dividend stripping).

ANTI-AVOIDANCE PROVISIONS

   28.  Transactions in Securities:

        The Company has not:-

   (a)  become liable for Tax; or

   (b) received and will not receive or be the subject of or be adversely affected by any Claim for Tax; arising under or imposed by or resulting from the operation of Sections 703-709, 776-778, 729-746, (whether alone or in conjunction with any other provisions of any taxation statutes) and which wholly or partly results or arises from or is computed by reference to circumstances existing or events occurring at any time on or before the date hereof, whether alone or in conjunction with other circumstances, arising before or after Completion.

   29.  Sale and lease back of land:

        Since its incorporation, the Company has not entered into any transaction as is mentioned in Sections 34-37 or Section 780 T.A.

   30.  Close Company:

        The Company has at all times been a close company as defined by Sections 414 and 415 T.A. but has not in any accounting period beginning after 31 March 1989 been a close investment-holding company as defined in Section 13A T.A. No distribution within the meaning of Section 418 T.A. has been made by the Company; since the Accounts Date any outstanding loans or advances made or agreed to be made by the Company within Sections 419 and 420 or 422 T.A. have been disclosed in the Disclosure Letter and the Company has not released or written off or agreed to release or write off the whole or any part of any such loans or advances.

GROUP OF COMPANIES

   31.  Group Relief:

   (a) Neither the Company nor any of the Subsidiaries has made or agreed to make a surrender of group relief under Pt X, Chap IV T.A. or a surrender of any amount of surplus advance corporation tax under T.A. to any company other than the Company or a Subsidiary. The Company is not liable to make a payment for group relief or for the surrender of advance corporation tax to any company other than the Company or a Subsidiary. The Company has not received a payment for group relief which may be liable to be refunded in whole or in part other than the Company or a Subsidiary. The Company has not agreed to surrender any right to receive a Tax refund under Section 102 F.A. 1989.

   (b) The Company does not own an asset which was acquired within the last six years from another company, which was, at the time, a member of the same group of companies (as defined in Section 170 T.C.G.A.) as the Company, and which owned that asset otherwise than as trading stock within
        Section 173 T.C.G.A.

   (c) The execution or completion of this Agreement will not result in any profit or gain being deemed to accrue to the Company for Tax purposes, whether under Section 179 T.C.G.A. or otherwise.

INHERITANCE TAX

   32.  Gifts:

   (a) The Company is not, and will not become, liable to be assessed to inheritance tax as donor or donee of any gift or transferor or transferee of value (actual or deemed), nor as a result of any disposition, chargeable transfer or transfer of value (actual or deemed) made by, or deemed to be made by, any other person.

   (b) The Company has not been a party to associated operations in relation to a transfer of value within the meaning of Section 268 I.T.A.

   (c) No asset owned by the Company is subject to any sale, mortgage or charge by virtue of Section 212 I.T.A.

   33.  Inland Revenue Charge:

        There is no unsatisfied liability to inheritance tax attached or attributable to the Shares or any asset of the Company, and in consequence no person has the power to raise the amount of such Tax by sale or mortgage of, or by a terminable charge on, any of the Shares or assets of the Company as mentioned in Section 212 I.T.A. and none of the Shares or assets of the Company are subject to an Inland Revenue Charge within Section 237 I.T.A.

VALUE ADDED TAX

34. The Company is and has at all times within the last six years been a fully taxable person within the meaning of V.A.T.A. and regulations thereunder.

35. The Company has not waived exemption from VAT in respect of any of the Properties under Paragraph 2, Schedule 10, V.A.T.A.

36. The Disclosure Letter contains full particulars of all claims which have been, or could be, made by the Company under Sections 78 or 79 V.A.T.A. There are no circumstances by virtue of which an assessment under
        Section 78A V.A.T.A. has been, or could be, made on the Company.

37. So far as CILT is aware there are no existing circumstances by virtue of which any refund of Tax obtained or claimed under Section 36 V.A.T.A. may be required to be repaid. There are no circumstances by virtue of which there could be a clawback of input tax from the Company under
        Section 36(4A) V.A.T.A.

STAMP DUTY AND CAPITAL DUTY

38. All documents in the enforcement of which the Company is or may be interested which are in the possession or control of the Company have been duly stamped; and since the Accounts Date the Company has not been a party to any transaction whereby the Company was or is liable to stamp duty reserve tax.

39. The Company has not within the past two years made a claim for Relief or exemption under Section 42 F.A. 1930.

K.      OWNERSHIP OF SHARES

1. CILT is the registered owner and the legal owner of the Shares listed with CILT's name in Part 1 of Schedule 2 and has good and valid title to such shares free and clear of all Encumbrances. The Shares constitute all of the issued share capital of the Company.

2. Except for this Agreement, none of the Shares registered in the name of its CILT are subject to any voting trust, agreement, option or other contract, agreement, arrangement, commitment, or understanding, actual or contingent, restricting or otherwise relating to the voting, dividend rights, sale, or disposition of such Shares.

3. The Company, or the Subsidiary so identified in Part 2 of Schedule 2, is the registered owner of the shares of each Subsidiary and Intext as set out in Part 2 of Schedule 2 and has good and valid title to such shares free and clear of all Encumbrances. Such shares of each Subsidiary constitute all of the issued share capital of such Subsidiary. Such shares of Intext constitute not more than or less than 50% of the share capital of, and carries not more or less than 50% of the voting rights of, Intext.

4. None of the shares of the Subsidiaries nor of Intext are subject to any voting trust, agreement, option or other contract, agreement, arrangement, commitment or understanding, actual or contingent, restricting or otherwise relating to the voting, dividend rights, sale or disposition of such shares.

5. This Agreement is a valid and binding obligation of CILT, enforceable against CILT in accordance with its terms.

6. The execution of this Agreement does not, the consummation of the transactions effected by this Agreement do not, and compliance with the terms of this Agreement will not violate, conflict with, require consent under or cause a default under any provision of any agreement, contract, arrangement, judgment, order, decree, statute, or law applicable to CILT or its property or assets.

                                   SCHEDULE 4

                                    TAX DEED

THIS DEED OF COVENANT is made the  day of                     April 2000

BETWEEN:-

(1) C.I. Law Trustees Limited of Westaway Chambers, 39 Don Street, St. Helier, Jersey (the "Covenantor"); and

(2)     Aether Systems, Inc. (the "Purchaser").

WHEREAS this Deed of Covenant is entered into pursuant to the provisions of an Agreement (the "Share Purchase Agreement") made on the [ ] day of [ ] 2000 pursuant to which the Purchaser agreed to purchase the whole of the share capital of IFX Group plc, a public limited company incorporated in England and Wales under the Companies Acts under number 03224875 ("the Company")

NOW THIS DEED WITNESSES as follows:-

1.      Interpretation:

        1.1. Subject to Clause 1.2 and unless the context otherwise indicates, words, expressions and abbreviations defined in the Share Purchase Agreement shall have the same meanings in this Deed and any provisions of the Share Purchase Agreement concerning matters of construction or interpretation shall mutatis mutandis apply to this Deed.

        1.2. The following words, expressions and abbreviations used in this Deed shall, unless the context otherwise requires, have the following meanings:-



        "Claim for Tax"         any claim, assessment, demand, notice or other
                                document issued by or on behalf of any authority
                                or body whatsoever and of whatever country which
                                claims payment of Tax or seeks to or may deprive
                                any Group Company of any Relief or any right to
                                repayment of Tax which would otherwise have been
                                available;

        "Event" every event, act, omission, default, occurrence, circumstance, transaction, dealing or arrangement of any kind whatsoever done, or omitted to be done, by a Group Company or which in any way concerns or affects a Group Company;

        "Liability for Tax"     means any liability of any Group Company to make
                                a payment of Tax and includes:-

                                (a)     the loss or reduction of any Relief
                                which would, but for such loss, have been available to such Group Company to the extent that the Relief has been taken into account in reducing any provision for Tax (including deferred Tax) in the Accounts; or

                                (b)     the loss or reduction of any right of
                                any Group Company to a repayment of Tax to the extent that that right has been taken into account as an asset in the Accounts or in reducing any provision for Tax (including deferred Tax) in the Accounts; or

                                (c)     the setting off of any such right to
                                repayment as is mentioned in paragraph (b) above against any Claim for Tax which would, but for such setting off, give rise to a claim under this Deed;

        "Relief" any allowance, credit, exemption, deduction, or relief (including, without limitation, loss relief) from, in computing, against or in respect of Tax;

        "taxation statutes"     all statutes, and all laws, decrees, orders and
                                regulations, including subordinate legislation,
                                of whatever jurisdiction providing for or
                                imposing any Tax;

        "Tax" or "Taxes"        all forms of taxation, whether direct or
                                indirect, duties (including stamp duty),
                                imposts, payroll withholding, (including
                                national insurance contributions) and levies
                                whenever and in whatever jurisdiction imposed,
                                including all charges, interest, fines and
                                penalties

                                relating thereto;

        "Tax Authority"         the Inland Revenue, Customs & Excise, Department
                                of Social Security and any other governmental or
                                other authority whatsoever competent to impose
                                any Tax, whether in the United Kingdom or
                                elsewhere;

2.      Indemnity:

        2.1. Subject to Clause 2.2, the Covenantor hereby covenants with the Purchaser to pay the Purchaser an amount equal to:-

                2.1.1. any Liability for Tax that arises as a consequence of an Event occurring or entered into at or before Completion; and

                2.1.2. the liability of any Group Company and/or the Purchaser for all reasonable third party costs and expenses reasonably and properly incurred by the Purchaser or such Group Company in connection with any Claim for Tax giving rise to (or which would, if it were successful, give rise to) a liability covered by Clauses 2.1(a) or 2.1(b), including all legal proceedings relating thereto and the settlement of any Claim for Tax and reasonable steps taken to avoid any liability under a Claim for Tax whether actual, threatened or anticipated.

        2.2. The covenant contained in Clauses 2.1(a) and 2.1(b) shall not apply to any Liability for Tax to the extent that:

                2.2.1. a full provision or reserve in respect of the Liability for Tax has been made in the Accounts or to the extent that such liability was taken into account in computing the amount of such provision or reserve or disclosed in the Accounts; or

                2.2.2. it would not have arisen but for a change in administrative practice or in legislation or a decision of any Court made after Completion (whether relating to taxation, rates of taxation or otherwise) or the withdrawal of any extra-statutory concession previously made by any taxing authority (whether or not the change purports to be effective retrospectively in whole or in part);

                2.2.3. it arises as a result only of any change after Completion in the accountancy practice or principles, accounting policy, any tax reporting practice, or the length of any account period for tax purposes of any Group Company;

                2.2.4. sums in respect of the matter giving rise to the Liability for Tax have been recovered under the Warranties;

                2.2.5. such liability is in respect of or by reference to income, profits or gains earned, or arises in consequence of an Event occurring, since the Accounts Date in the ordinary course of business of a Group Company;

                2.2.6. to the extent that such liability would not have arisen but for an act, default, omission or transaction of the Purchaser or of the Company or their respective successors in title effected after Completion other than in the case of the Company any such act, default, omission or transaction carried out or effected under a legally binding commitment created on or before Completion or carried out or effected in the ordinary course of business of a Group Company as carried on at Completion.

                2.2.7.

                        a) such liability arises by virtue of any claim, election, surrender or disclaimer made or notice or consent given after Completion by a Group Company or the Purchaser (including the disclaimer of the whole or part of any industrial building or other capital allowances under the provisions of any Taxation Statute) other than where the making, giving or doing of which was taken into account in the preparation of the Accounts;

                        b) such liability would not have arisen or would have been reduced but for a failure or omission on the part of the Purchaser or a Group Company after Completion to make any election, claim, surrender or disclaimer, or give any notice or consent or do any other thing, in relation to Taxation, the anticipated making giving or doing of which was taken into account in computing any provision or reserve for Taxation in the Accounts;

                        c) such liability would not have arisen but for a cessation of, or any change in the nature or conduct of, any trade carried on by a Group Company, being a cessation or change occurring on or after Completion;

                2.2.8. such liability has been made good by insurers or otherwise compensated for without cost to the Purchaser or a Group Company;

                2.2.9. such liability is in respect of stamp duty reserve tax payable on the transfer or agreement to transfer the Shares pursuant to the Share Purchase Agreement;

                2.2.10. such liability is attributable to a Group Company
                        ceasing to be entitled to the small companies' rate of corporation tax whether by virtue of an increase in the level of profits for the accounting period during which Completion takes place that are attributable to the period following Completion or by virtue of an increase in the number of associated companies of a Group Company after Completion;

                2.2.11. such liability arises or is increased as a consequence of any failure by the Purchaser to comply with its obligations under this Deed including for the avoidance of doubt its obligations to procure that a Group Company carries out any act or does anything;

                2.2.12. such liability could have been extinguished or reduced by the use of any Relief in respect of any Tax which existed at Completion and which was not shown as an asset in the Accounts and was not taken into account in computing any provision or reserve for Taxation (including deferred Tax) in the Accounts;

                2.2.13. any income, profits or gains to which such liability is attributable were earned or received by, or accrued to, a Group Company but were not reflected in the Accounts;

3. Gross-up: All sums payable by the Covenantor under this Deed shall be paid free and clear of all deductions or withholdings (including Tax) unless the deduction or withholding is required by law, in which event, or in the event that the Purchaser shall incur any liability for Tax chargeable or assessable in respect of any payment pursuant to this Deed, the Covenantor shall pay such additional amounts as shall be required to ensure that the net amount received by the Purchaser will equal the full amount which would have been received by it had no such deduction or withholding been made and/or no such liability to Tax been incurred and:-

        3.1. (a) in applying this Clause 2.3 no account shall be taken of the extent to which any liability for Tax may be mitigated or offset by any Relief or repayment available to the Purchaser, if such Relief or repayment would otherwise have been used to mitigate or offset any other liability for Tax of the Purchaser or any holding company of the Purchaser or any subsidiary of any such holding company; and

        3.2. (b) if, following the payment of an additional amount under this Clause 2.3, the Purchaser subsequently obtains a saving in Tax or a repayment or credit in respect of the deduction, withholding or liability for Tax giving rise to such amount, the Purchaser shall pay to the Covenantor a sum equal to the amount of such repayment or saving (in both cases to the extent only of the said additional amount) such payment to be made within 10 days of the receipt of the repayment or the reduction of Tax due and payable, as the case may be.

4.      Timing:

        4.1. Where the Covenantor becomes liable to make any payment pursuant to Clause 2, the due date for the making of that payment shall be within 20 days after the date on which notice setting out the amount of Tax due accompanied by reasonably satisfactory evidence from the auditors of the Company that the amount demanded is due and payable is received from the Purchaser in accordance with Clause 4 of this Deed or, if later:-

                4.1.1. insofar as the claim arises under Clause 2.1(a), the day before the day on which a payment of Tax becomes finally due under the Claim for Tax in question or the day before the day on which any repayment (or increased repayment) of Tax (which but for such Claim for Tax would have been available) would have been due;

                4.1.2. insofar as the claim arises under Clause 2.1(b), the day before the day on which payment of Taxation would have been finally due from the relevant Group Company had the Liability for Tax therein mentioned been satisfied by the relevant Group Company by payment rather than by Utilisation of Relief and for this purpose it shall be assumed that the Claim for Tax would have been made and all Tax would have become due at the latest date on which payment could have been made without incurring interest, penalties or fines for late payment; and

                4.1.3. insofar as the claim arises pursuant to Clause 2.1(c), the day before the day on which the costs and expenses fall due for payment.

        4.2. For the purpose of this Clause, no payment shall be treated as having been made until it has been received by the Purchaser in cleared funds.

        4.3. If any sum due under Clause 2 is not paid by the Covenantor by the due date, the same shall carry interest (from such date until the date of payment) at the rate of two per cent over the base rate for the time being of Lloyds Bank plc (or, in the absence of such rate, at such equivalent rate as the Purchaser shall select).

5.      Time Limit:

        5.1. The liability of the Covenantor to make any payment under this Deed shall cease on the second anniversary of the date of this Deed except: (a) in respect of any claim of which the Purchaser gives notice to the Covenantor before that date specifying (in reasonable detail) the nature of the claim and the amount of Tax claimed and any such claim which may be made shall (if it has not previously been satisfied, settled or withdrawn) be deemed to be withdrawn at the expiration of 6 months from the date of giving notice of such claim unless legal proceedings in respect thereof have been commenced by issuing and service or such proceedings against the Covenantor, or (b) in respect of any Claim for Tax alleging fraudulent conduct.

6.      Corresponding Benefit:

        6.1. If the Purchaser or the relevant Group Company is or may be entitled to recover from a person (including any Tax authority) a sum in respect of any Claim for Tax which gives rise to a liability on the part of the Covenantor under this Deed, then:

                6.1.1. the Purchaser shall give the Covenantor details of the entitlement as soon as practicable;

                6.1.2. the Purchaser shall at the request of the Covenantor and at the Covenantor's expense having been indemnified and secured to the Purchaser's satisfaction take all appropriate steps to recover or to procure the recovery of the sum, keeping the Covenantor fully informed of the progress of any action taken;

                6.1.3. the Purchaser shall within 14 days of recovery of any sum, pay that sum to the Covenantor so far as it does not exceed any payments already made by the Covenantor in respect of the relevant Claim for Tax and pay to the Covenantor any interest or repayment supplement received in respect of that sum so far as paid to the Covenantor; and

                6.1.4. so far as not so repaid or paid, the amount of the sum recovered (including any interest or repayment supplement) shall be set against the liability of the Covenantor in respect of the relevant Claim for Tax.

7.      Resistance of Claims:

        7.1. If the Purchaser becomes aware of any Claim for Tax which may result in the Purchaser having a claim against the Covenantor under this Deed, the Purchaser shall give or procure that written notice is given to the Covenantor in the manner provided in Clause 4 of this Deed as soon as is reasonably practicable and no later than 10 days after becoming aware of the claim and the Covenantor shall, except in the case of fraud on the part of the Covenantor, be entitled at their sole discretion (but after consultation with the Purchaser) to resist such Claim for Tax in the name of the Purchaser or the relevant Group Company or any of them but at the expense of the Covenantor and to have the conduct of any appeal or incidental negotiations PROVIDED THAT:-

                7.1.1. the relevant Group Company and the Purchaser shall be kept fully informed of all matters pertaining to the dispute; and

                7.1.2. no material communication, written or otherwise, pertaining to the dispute (and in particular no proposal for or consent to any settlement or compromise thereof) shall be transmitted to any Tax Authority or any other taxation authorities or governmental body or authority without the same having been submitted to, and approved by, the Purchaser and the relevant Group Company; and

                7.1.3. no application shall be made for postponement of Tax unless the Purchaser and the relevant Group Company shall be provided with such security as they may reasonably require in respect of sums subsequently becoming payable under this Deed.

        7.2. The Purchaser shall procure that the relevant Group Company shall give the Covenantor reasonable co-operation, access and assistance, technical or otherwise, for the purpose of resisting such a Claim for Tax and shall provide such assistance as the Covenantor may reasonably require and all such information as may be available to the Purchaser at the relevant Group Company for avoiding, disputing, resisting, appealing or compromising or contesting any Claim for Tax provided that:-

                7.2.1. the Covenantor shall not commence any proceedings beyond a court of first instance with respect to a Claim for Tax unless they have been advised by specialist Tax Counsel selected by agreement between the Purchaser and the Covenantor (or in default of agreement, selected by the President for the time being of the Law Society, after disclosure of all relevant information and documents, that it is reasonable to resist the Claim for Tax in the manner proposed by the Covenantor; and

                7.2.2. the Covenantor reimburse the Purchaser an amount equal to all reasonable costs and expenses which may thereby be incurred.

8.      Over-provisions:

        8.1. If the auditors for the time being of a Group Company shall certify (at the request and expense of the Covenantor) that any provision for Taxation in the Accounts has proved to be an over-provision then the amount of such over-provision shall be dealt with in accordance with clause 7.3.

        8.2. If the auditors for the time being of a Group Company shall certify (at the request and expense of the Covenantor) that any Liability for Taxation which has resulted in a payment having been made or becoming due from the Covenantor under this Deed has given or will give rise to a corresponding saving for a Group Company which would not otherwise have arisen then as and when the liability of the Company to make an actual payment of or in respect of Taxation is reduced by reason of the utilisation of that corresponding saving the amount by which that liability for Taxation is so reduced shall be dealt with in accordance with clause 7.3.

        8.3. Where it is provided under clause 7.1 or 7.2 above that any amount (the "Relevant Amount") is to be dealt with in accordance with this clause 7.3:

                8.3.1. the Relevant Amount shall first be set off against any payment then due from the Covenantor under this Deed; and

                8.3.2. to the extent there is an excess refund should be made to the Covenantor of any previous payment or payments made by the Covenantor under this Deed and not previously refunded under this clause up to the amount of such excess; and

                8.3.3. to the extent that the excess referred in clause 7.3.2 above is not exhausted the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Covenantor under this Deed

        8.4.    Where any such certification as is mentioned in clause 7.1 or
                7.2 above has been made the Covenantor or the Purchaser or a Group Company may request the auditors of a Group Company for the time being at the expense of the parties so making the request to review such certification in the light of all relevant circumstances including any facts which have become known only since such certification and to certify whether such certification remains correct or whether in the light of those circumstances the amount that was the subject of such certification should be amended.

        8.5. If the auditors certify under clause 7.5 above that an amount previously certified should be amended that amended amount should be substituted for the purposes of clause 7.3 as the Relevant Amount in respect of the certification in question in place of the amount originally certified and such adjusting payment (if any) as may be required by virtue of the aforementioned substitution shall be made as soon as practicable by the Covenantor or (as the case may be) to the Covenantor.

        8.6. The Purchaser undertakes to supply, and undertakes to procure that the Company shall supply, to the Purchaser and subsequently to any firm of accountants nominated to deal with any such dispute in accordance with clause 7.6 (with copies to the Covenantor) all documents accounts notices papers and other necessary information as may be reasonably required for the purpose of making any such determination as to whether there is or has been any over-provision or a corresponding saving for the purposes of this clause 7.

9.      Purchaser's Covenants:

        9.1. The Purchaser hereby covenants with the Covenantor to pay to the Covenantor an amount equal to:-

                9.1.1. any liability or increased liability to Taxation of the Covenantor or any person falling within s767A(2) of the Taxes Act or any person falling with s767AA(4) of Taxes Act as the result of any corporation tax assessed on a Group Company remaining unpaid; and

                9.1.2. any costs and expenses reasonably incurred by the Covenantor or other relevant person in connection with such liability under clause 8.1.1.

        9.2. Clauses 6 (Resistance of claims) and 3 (timing) shall apply to the covenants contained in clause 8.1 as they apply to the covenants in clause 2 substituting references to the Covenantor with references to the Purchaser and vice versa and making any other necessary modifications.

10.     Tax Returns:

        10.1. The Covenantor or its duly authorised agents shall prepare the tax returns and computations of the Company for all accounting periods ending on or prior to the Accounts Date, to the extent that the same shall not have been prepared before Completion, subject to such tax returns being submitted in draft form to the Purchaser or its duly authorised agents for comment a reasonable time before the same are due to be sent to the relevant tax authority. If the U.K. Purchaser or its duly authorised agents shall make any comments or suggestions and communicate them to the Covenantor within a reasonable time of receipt by the Purchaser of such draft tax returns, the Covenantor shall not unreasonably refuse to adopt such comments or suggestions.

        10.2. The Purchaser shall procure that the returns and computations mentioned in clause 9.1 shall be authorised, signed and submitted to the appropriate tax authority without amendment or with such amendments as the Covenantor shall approve, such approval not to be unreasonably withheld or delayed, and shall give the Covenantor or its agents all such reasonable assistance as may be required to agree those returns and computations with the appropriate authorities PROVIDED THAT the Purchaser shall not be obliged to take any such action as is mentioned in this clause 9.2 in relation to any return that is not complete and accurate in all material respects.

        10.3. The Covenantor or its duly authorised agents shall prepare all documentation and will have conduct of all matters (including correspondence) relating to the tax returns and computations of a Group Company for all accounting periods ended on or prior to the Balance Sheet Date provided that the

                Covenantor shall not without the prior written consent of the Purchaser (not to be unreasonably withheld or delayed) transmit any communication (written or otherwise) to the Inland Revenue or other relevant taxation authority or agree any matter with the Inland Revenue or other relevant taxation authority.

        10.4. The Purchaser shall procure that a Group Company affords such access to its books, accounts and records as is necessary and reasonable to enable the Covenantor or its duly authorised agents to prepare the tax returns and computations of a Group Company for all accounting periods ended on or before the Accounts Date and conduct matters relating to them in accordance with this clause 9.

        10.5. The Purchaser or its duly authorised agents shall prepare the tax returns and computations of a Group Company for the accounting period in which Completion falls, subject to all such computations and replies to enquires from the Inland Revenue or other relevant taxation authority being submitted in draft form to the Covenantor for comment, and the Purchaser or its duly authorised agents shall not unreasonably refuse to adopt such comments.

11. The provisions of clause 11 (Assignment), clause 13 (Entire Agreement), clause 14 (Waiver, Amendment), clause 16 (Payments), clause 18 (Notice), clause 19 (Counterparts), clause 20 (Governing Law and Submission to Jurisdiction) clause 21 (Invalidity) , and Schedule 6 of the Share Purchase Agreement (to the extent expressly so stated therein) shall apply to this Deed as if the same were incorporated in this Deed.

12. Payments to the Purchaser under this Deed, excluding any amounts the Purchaser repays to the Covenantor under this Deed, shall be treated for all purposes as a reduction in the purchase price of the Shares paid pursuant to the Share Purchase Agreement.

IN WITNESS whereof the parties hereto have duly executed this Deed the day and year first before written.

EXECUTED AS A                                    )
DEED BY                                          )
                                                  --------------------
C.I. LAW TRUSTEES LIMITED                        ) Director
acting by                                        )

                                                  --------------------
                                                   Director/Secretary

EXECUTED as a                                    )
DEED BY                                          )
AETHER SYSTEMS, INC.                             )

                                   SCHEDULE 5

                                 THE PROPERTIES

1.       Lessor:           EjendomsSelskabet Narden A/S


         Lessee:           IFX Scandinavia ApS


         Premises:         Bredgade 20 (rear premises)
                           2nd Floor
                           DK-1260 Copenhagen K


2.       Lessor:           Gamla Livforsakringgsaktiebolaget SEB Trygg Liv


         Lessee:           IFX Scandinavia Aps


         Premises:         Kungsgatan 24, Stockholm


3.       Lessor:           A/S Kongensgate 7


         Lessee:           The Association of Norwegian Stockbroking Companies


                           (IFX Scandinavia ApS)


         Premises:         Two of the following Rooms 501, 502, 503, 504, 505, 506,
                           515, 516 and 517 Kongensgate 7


4.       Lessor:           Menta Real Estate Ltd


         Lessee:           IFX Scandinavia ApS,

         Premises:         Room 439, 4th Floorm, World Trade Centre, Helsinki,
                           AlekSanterinkatu 17


5.       Lessor:           Otto Lenz


         Lessee:           IFX Deutschland GmbH


         Premises:         App. 101, Schillerstra(beta)e 18, Frankfurt M


6.       Lessor:           Regus Amsterdam B.V.


         Lessee:           IFX Scandinavian


         Premises:         Hoorgoorddreef 9, 1101 BA, Amsterdam SE


7.       Lessor:           Modesto Saiz Gabaldon


         Lessee:           IFX Finanzas Espana SA


         Premises:         No. 48 Calle Capitan Hoya, Madrid


8.       Lessor:           SCI


         Lessee:           IFX France S.A.R.L.


         Premises:         5th Floor, 9 Rue du Chateau d'Eau, 75010 Paris

9.       Lessor:           Bruno Emanuel Lages Serejo


         Lessee:           IFX Finanzos S.A. - Branch in Portugal


         Premises:         3rd Floor, B, Rua de Viriato No. 27, Lisbon


10.      Lessor:           Golden Shoe Holdings (Pte) Ltd


         Lessee:           Intext [IFX] Pte Ltd


         Premises:         15 Phillip Street #08-00, Tan Ean Kiam Building,
                           Singapore 048694

                                   SCHEDULE 6

                            LIMITATIONS OF LIABILITY

1.      APPLICABILITY OF THIS SCHEDULE

        The provisions of this Schedule shall apply with respect to the Warranties and (only to the extent expressly so stated in this Schedule) to the other provisions of this Agreement and to the Tax Deed (in addition to the limitations (if any) set out in those documents respectively).

2.      WARRANTIES

        Notwithstanding anything in this Agreement to the contrary, the provisions of this Schedule shall operate to limit the liability of CILT in respect of any claim under the Warranties by the Purchaser (a "Warranty Claim").

3.      LIMITATIONS OF LIABILITY UNDER THE WARRANTIES AND THE TAX DEED

        3.1.    Limitation on quantum:

                3.1.1.  Save in the event of fraud on the part of CILT:

                        a) The total liability of CILT under or pursuant to this Agreement (whether for breach of the Warranties (other than the Tax Warranties and the Tax Deed) shall not exceed the lesser of:-

                                (1)     US$17,000,000; and

                                (2)     after the first anniversary of
                                        Completion, US$8,500,000 plus a sum
                                        equal to any liability of CILT in
                                        respect of any such claims notified in
                                        accordance with paragraph C2 by the
                                        Purchaser to CILT on or prior to the
                                        first anniversary of Completion.

                        b) The total liability of CILT under or pursuant to the Tax Warranties and the Tax Deed shall not exceed US$8,500,000.

                        c) CILT shall not be liable in respect of any individual claim under the Warranties (other than Warranties C1(b) and D7 or the Tax Warranties) unless (and then only to the extent that) the amount that would otherwise be recoverable from CILT in respect of such claim exceeds US$20,000. For the avoidance of doubt, amounts for which the CILT has no liability, or by which the CILT's liability is reduced as a consequence of the operation of this clause shall not be capable of constituting a claim or increasing the amount thereof for the purpose of paragraph 3.1.1(d).

                        d) CILT shall not be liable in respect of any claim or claims under the Warranties other than the Tax Warranties unless and until (and then in respect of all such claims) the aggregate amount that would otherwise be recoverable from CILT in respect of all such claims (after disregarding such part of such claims as is necessary to comply with paragraph 3.1.1(c) shall exceed US$250,000.

                        e) CILT shall not be liable in respect of any claim or claims under the Tax Warranties or the Tax Deed unless and until (and then in respect of all such claims) the aggregate amount that would otherwise be recoverable from CILT in respect of all such claims shall exceed US$75,000

                3.1.2. For the purpose of paragraph 3.1.1, where a claim relates to more than one event, circumstance, act or omission which event, circumstance, act or omission would separately constitute a breach of or give rise to a Warranty Claim or a claim under the Tax Deed, such claim shall be treated as a separate claim in respect of each such event, circumstance, act or omission.

                3.1.3. The amount of any claim(s) under the Warranties in respect of any particular matter or circumstance shall be counted only once, so that the Purchaser shall not be entitled to aggregate any claims which it may make (or be entitled to make) under this Agreement and/or the Tax Deed.

                3.1.4. Nothing in this Schedule shall in any way restrict or limit the general obligation of the Purchaser to mitigate any loss or damage which it may suffer in consequence of any breach by CILT of the Warranties.

                3.1.5. the avoidance of doubt, in determining the amount of any claim for the purposes of the limits set out in this Schedule, the amount of such claim shall be the net amount after giving effect to all the provisions of this Schedule.

        3.2.    Time limits for bringing claim:

        No claim shall be brought against CILT in respect of any breach of the Warranties or the Tax Deed unless the Purchaser shall have given to CILT written notice of such claim specifying (in reasonable detail) the matter which gives rise to the breach or claim, the nature of the breach or claim and the Purchaser's good faith estimate of the amount claimed in respect thereof on or before the date of the second anniversary of Completion;

        PROVIDED that the liability of CILT under this sub-paragraph shall absolutely determine (if such claim has not been previously satisfied, settled or withdrawn) if legal proceedings in respect of such claim shall not have been commenced

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        within six months of the service of such notice and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon CILT.

        3.3.    Conduct of litigation:

                3.3.1. If the Purchaser considers that it will or may make a claim against CILT for breach of Warranty, it shall as soon as practicable notify CILT in writing, giving such particulars thereof as are then available, and for a period of 30 days after such notification shall afford CILT the opportunity to take steps to remedy the matter giving rise to such claim. To the extent that the matter giving rise to such claim is remedied within such 30 days period, the Purchaser shall not be entitled to any compensation in respect thereof.

                3.3.2. Upon the Purchaser becoming aware of any claim, action or demand against it or matter likely to give rise to any of these in respect of the Warranties, the Purchaser shall, subject to paragraph 15 of this Schedule:-

                        a) forthwith notify CILT by written notice as soon as it appears to the Purchaser that any assessment or claim of a third party received by or coming to the notice of the Purchaser may result in a claim under the Warranties;

                        b) take such action and give such information and access to personnel, premises, chattels, documents and records to CILT and its professional advisers as CILT may reasonably request;

                        c) at the request of CILT, allow CILT, at CILT's sole expense, to take the sole conduct of such actions as CILT may deem appropriate in connection with any such assessment or claim in the name of the Purchaser and in that connection the Purchaser shall, upon receiving such security for its costs as the Purchaser may reasonably request, give or cause to be given to CILT such assistance as CILT may reasonably require in avoiding, disputing, resisting, settling, compromises, defending or appealing any such claim and shall instruct such solicitors or other professional advisers as CILT may (with the Purchaser's consent, such consent not to be unreasonably withheld) nominate to act on behalf of the Purchaser, as appropriate, but to act in accordance with CILT's sole instructions; or

                        d) make no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication without the prior written consent of CILT.

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                3.3.3.  In any event, CILT shall be entitled at any stage and at their sole discretion to settle any such third party assessment or claim and shall notify any such decision to settle such assessment or claim to the Purchaser as soon as practicable thereafter.

4.      Acts of the Purchaser:

        No claim shall lie against CILT under the Warranties if such claim is wholly or partly attributable to:-

        4.1. any voluntary act, omission, transaction or arrangement carried out at the written request of or with the written consent of the Purchaser before Completion;

        4.2. any voluntary act, omission, transaction or arrangement outside the ordinary course of business carried out by the Purchaser or on its behalf or by persons deriving title from the Purchaser under this Agreement on or after Completion;

        4.3. any admission of liability made without CILT's consent after the date hereof by the Purchaser or on its behalf or by persons deriving title from the Purchaser under this Agreement on or after Completion;

        4.4. directly or indirectly the cessation of any business carried on by the Company or the Purchaser or any holding company or subsidiary of the Purchaser or any subsidiary of the holding company or the Purchaser (the Purchaser's Group) following Completion.

5.      Allowance, provision or reserve in the Accounts and/or the Management
        Accounts:

        No matter shall be the subject of a claim for breach of any of the Warranties to the extent that allowance, provision or reserve in respect of such matter shall have been made in the Accounts and/or the Management Accounts or has been included in calculating creditors or deducted in calculating debtors in the Accounts and/or the Management Accounts or shall have been otherwise taken account of in calculating any sum or sums shown in the Accounts and/or the Management Accounts.

6.      Recovery from third parties:

        Subject to paragraph 15 of this Schedule,

        6.1. In the event that the Purchaser shall recover any amount from some other person any sum in respect of any matter giving rise to a claim under the Warranties, the amount of the claim against CILT shall be reduced by the amount recovered, less all reasonable costs, charges and expenses incurred by the Purchaser recovering that sum from such other person.

        6.2. If CILT pays at any time to the Purchaser an amount pursuant to a claim in respect of the Warranties and the Purchaser subsequently recovers from some other person any sum in respect of any matter giving rise to

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


                such claim, the Purchaser shall forthwith repay to CILT so much of the amount paid to the Purchaser as does not exceed the sum recovered from such other person less all reasonable costs, charges and expenses incurred by the Purchaser in recovering that sum from such other person.

7.      Retrospective legislation:

        No liability shall arise in respect of any breach of any of the Warranties to the extent that liability for such breach occurs or is increased wholly or partly as a result of any legislation not in force at the date hereof which takes effectively retrospectively.

8.      Taxation:

        8.1. CILT shall have no liability in respect of a Warranty Claim if such breach or claim would not have occurred or arisen but for any change in the basis of, method of calculation of, or increase in the rate or rates of taxation or changes in the practice of the Inland Revenue made or coming into effect after the date hereof or the withdrawal after the date hereof of any extra-statutory concession currently granted by any tax authority.

        8.2. CILT shall have no liability in respect of a Warranty Claim to the extent that such claim, or the subject matter thereof occurs or arises, or such claim otherwise has arisen, or is increased as a result of any change made after the date hereof in any accounting or taxation policies or practice of the Company, the Purchaser or the Purchaser's Group.

        8.3. If any specific provision or reserve for Taxation shall at the date of any payment required to be made by CILT have proved to have been an over-provision or over-reserve the amount of such over-provision or over-reserve shall be set off against any actual liability of CILT in respect of any claim(s) for breach of the Warranties.

9.      No liability for contingent or non-quantifiable claims:

        If any breach of the Warranties arises by reason of some liability which, at the time such breach or claim is notified to CILT, is contingent only or otherwise not capable of being quantified, then CILT shall not be under any obligation to make any payment in respect of such breach or claim unless and until such liability ceases to be contingent or becomes capable of being quantified, as the case may be. So long as such claim shall have been notified to CILT in accordance with paragraph 2 above, as appropriate, then the proviso to the relevant paragraph shall be amended in relation to such claim so as to require that legal proceedings be commenced within six months from the date on which the said liability ceases to be contingent or becomes capable of being quantified, as the case may be, in order for the liability of CILT not to determine.

10.     Information of the Purchaser:

        The Purchaser acknowledges and declares that in entering into this agreement it has not relied and is not relying on any warranties, representations, covenants, undertakings, indemnities, promises, forecast or other statements whatsoever

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


        whether written or oral (and whether implied or otherwise) (collectively "Representations"), other than those expressly set out in this Agreement and in the Tax Deed, and the Purchaser hereby irrevocably and unconditionally waives any right it may have to claim damage for, or to rescind this agreement by reason of, any Representation not expressly set out or referred to in this Agreement or the Tax Deed unless such representation was made fraudulently.

11.     Payment of claim to be reduction in purchase price:

        Any payment made by CILT in respect of any claim under the Warranties or the Tax Deed shall be deemed to be a reduction in that total consideration payable under this Agreement.

12.     Insurance:

        No claim shall lie against CILT under the Warranties to the extent such claim is recoverable by the Purchaser or the Company or any member of the Purchaser's Group under the terms of any insurance policy of the Purchaser or the Company or any member of the Purchaser's Group (or would have been so recoverable but for any change in the terms of any such policy after Completion).

13.     Rescission:

        Save in the event of fraud, no right of rescission shall be available after Completion to the Purchaser by reason of any breach of the Warranties or any other provision of this Agreement or the Tax Deed.

14.     Trustee's Liability:

        Without prejudice to the foregoing the liability of the Trustee for all and any claims under this Agreement and/or the Tax Deed shall not exceed the value for the time being of the Trust Assets less an amount equal to the Trustee's bona fide estimate of any Permitted Tax Liability or Permitted Trust Liability properly payable out of the Trust Assets.

15.     No prejudice to Business:

        Nothing in paragraphs 3 or 6 of this Schedule shall require the Purchaser to do or omit to do any act or thing which would or may, in the Purchaser's judgment, prejudice the business or interests of the Company or any member of the Purchasers' Group and which would not be required of the Purchaser to discharge its common law duty to mitigate loss.




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